UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BABCOCK & WILCOX ENTERPRISES, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant).
Payment of Filing Fee (Check the appropriate Box)
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a(6)(i)(1) and 0-11.

April 10, 2026
Babcock & Wilcox Enterprises, Inc.
1200 East Market Street, Suite 650
Akron, Ohio 44305Via live webcast at www.virtualshareholdermeeting.com/BW2026
Dear Fellow Stockholders:
On behalf of our Board of Directors (the “Board”), we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) 2026 Annual Meeting of Stockholders on May 20, 2026 (the “Annual Meeting”). This will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time. You may attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/BW2026. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through the B&W Thrift Plan, which must be voted prior to the meeting), although we urge you not to wait until the meeting to vote your shares.
We invite you to read this year’s proxy statement highlighting key activities and accomplishments in 2025 and presenting the matters for which we are seeking your vote at the Annual Meeting.
Transformation, Growth and Opportunity
2025 was a pivotal year for B&W, marked by meaningful transformation and accomplishments that position us for sustained growth well into the future. We improved our balance sheet, reduced our debt, and continued to build a robust pipeline and backlog. We delivered significant year-over-year increases in adjusted EBITDA and in our core parts and services business, demonstrating that the strategic actions we have implemented are driving measurable bottom-line results. We also made continued progress in converting identified project opportunities to bookings and we believe these results reflect a strong global demand for our technologies and support our outlook for sustained growth.
Perhaps most notably, we achieved record backlog, bolstered by our successful entry into the AI Data Center power generation market. Our $2.4 billion agreement with Base Electron to deliver boilers and other equipment that will supply 1.2 gigawatts of electricity for its AI Factory campuses is a pinnacle milestone for B&W. This agreement underscores the strength of our proven technologies and uniquely positions B&W to expand further into this rapidly growing market as developers, hyperscalers and utilities seek reliable, scalable and readily available sources of power to meet increasing demand.
Our core parts and services business also had continued strong performance, as baseload and industrial generation needs continued to rise in North America and beyond. Customers are increasingly focused on improving the efficiency and extending the life of their power generation assets, and this has continued to drive additional opportunities for B&W.
We also had continued progress on our BrightLoop™ chemical looping projects including Massillon, Ohio and Gillette, Wyoming. Interest and momentum are growing for our technology that converts solid and gaseous fuels to hydrogen or steam while capturing CO2 for enhanced oil or methane recovery, beneficial uses or long-term storage.
As we celebrate our 160th year, there’s an energy and excitement across B&W. We’re excited about what lies ahead as we anticipate additional bookings, continued strong financial and operational performance, and increasing value creation for our shareholders.

We Welcome Your Feedback
We hope you will participate in the Annual Meeting to hear more about our operations and our progress, and we encourage you to share your thoughts, concerns and suggestions with us. We also want to ensure your shares are represented as we conduct a vote on the matters outlined in this proxy statement. Whether or not you plan to attend, please cast your vote as soon as possible either via:
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the internet at www.proxyvote.com,

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by calling 1-800-690-6903, or

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by returning the accompanying proxy card if you received a printed set of materials by mail.

Further instructions on how to vote your shares can be found in this proxy statement.
On behalf of our Board of Directors and the employees of B&W, I want to thank you for your confidence in us and your investment in our business. If you have any questions or suggestions, please feel free to contact us at the address above or by visiting our website.
Sincerely,
Kenneth M. Young
Chairman and Chief Executive Officer

April 10, 2026 Babcock & Wilcox Enterprises, Inc. 1200 East Market Street, Suite 650 Akron, Ohio 44305
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
The 2026 Annual Meeting will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time on May 20, 2026. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/BW2026. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through the B&W Thrift Plan, which must be voted prior to the meeting). The Annual Meeting will be held to:
(1)
approve amendments to the Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) to declassify the Company’s Board of Directors (the “Board”) and provide for annual elections of all directors beginning at the 2028 annual meeting of stockholders;

(2)
if Proposal 1 is approved and our Board is re-classified, elect Alan B. Howe and Rebecca L. Stahl as Class I directors of the Company for a term of two years;

(3)
if Proposal 1 is not approved, elect Alan B. Howe and Rebecca L. Stahl as Class II directors of the Company for a term of three years;

(4)
approve amendments to the Company’s Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws;

(5)
ratify our Audit and Finance Committee’s appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026;

(6)
approve, on a non-binding advisory basis, the compensation of our named executive officers;

(7)
approve an amendment and restatement of the Company’s 2021 Long-Term Incentive Plan; and

(8)
transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 23, 2026 (the “record date”), you are entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time.
If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or virtually at the Annual Meeting. You may give us your proxy by following the instructions included in the enclosed proxy card. Further instructions on how to vote your shares can be found in this proxy statement.
A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s headquarters for 10 days prior to the Annual Meeting. The list of stockholders may also be accessed during the Annual Meeting at www.virtualshareholdermeeting.com/BW2026 by using the control number on your proxy card, voting instruction form, or Notice of Internet Availability.
On April 10, 2026, we commenced providing or making available our proxy materials, including this notice and proxy statement as well as a copy of our 2025 Annual Report, to all stockholders of record as of the record date.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.
By Order of the Board of Directors,
John J. Dziewisz
Executive Vice President,
General Counsel &
Corporate Secretary
Dated: April 10, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 20, 2026.
We are pleased to announce that we are delivering your proxy materials for the 2026 Annual Meeting of Stockholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about April 10, 2026.
Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.
The Proxy Statement and Annual Report are available free of charge on our website at
https://investors.babcock.com/home/financial-reports/
and at http://www.proxyvote.com

2026 PROXY STATEMENT SUMMARY
2025 Pay-For-Performance
Our executive compensation programs are based on a strong alignment between pay and performance, and this is reflected in the payout amounts under our cash incentive program and the value of earned awards under our long-term incentive programs. Decisions by the Compensation Committee of the Board, which we refer to in this discussion as the “Compensation Committee,” in 2025 also took into account the need to retain key personnel.
Governance Highlights
Corporate governance is important, and we believe that our governance policies and structures provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.
Board Independence	• Five out of seven of our directors are independent • Our Chief Executive Officer is the only executive director
Board Composition
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Currently, the Board consists of seven directors

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The Board annually assesses its performance through Board and committee self-evaluations

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The Governance Committee leads the full Board in considering Board competencies and refreshment in light of Company strategy

Board Committees	• We have four standing Board committees — Audit and Finance, Governance, Compensation, and Related Party Transactions • All committees are composed entirely of independent directors
Leadership Structure
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Our Lead Independent Director works closely with our Chairman & CEO and provides feedback to management

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Among other duties, our Chairman and our Lead Independent Director are involved in setting the Board’s agenda and our Lead Independent Director chairs executive sessions of the independent directors to discuss certain matters without management present

Robust Overboarding Policy	• Robust director overboarding policy, with limit of three total public company boards for non-employee directors and two total public company boards for executive directors
Risk Oversight
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Our full Board is responsible for risk oversight, and it has designated committees to have particular oversight of certain key risks

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The Board oversees management as management fulfills its responsibilities for the assessment, mitigation and taking of appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the Chairman and other directors • Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainers in shares of Company common stock or are required to hold certain shares acquired under Company equity awards
Accountability to Stockholders	• We actively reach out to our stockholders through our engagement program • Stockholders can contact the Board, Chairman or management through our website or by regular mail
Management Succession Planning	• The Board actively monitors our succession planning and people development • At least once per year, the Board reviews senior management succession and development plans

As part of our commitment to effective corporate governance, our management and Board reviewed current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. Similarly, the Board considered the view held by many institutional stockholders that provisions that prohibit stockholders from amending certain provisions of the Company’s Amended and Restated Bylaws (“Bylaws”) or our Certificate of Incorporation without the approval of at least 80% of all outstanding shares of the Company’s common stock could similarly reduce the accountability of directors and management. The proposals included in this Proxy Statement reflect the Board’s consideration of these issues.
VIRTUAL ANNUAL MEETING
The Annual Meeting will be held in a virtual-only meeting format, via live audio webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. Our virtual-only meeting format leverages technology to enhance stockholder access to the Annual Meeting by enabling attendance and participation from any location around the world by visiting www.virtualshareholdermeeting.com/BW2026. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.
BENEFITS OF A VIRTUAL ANNUAL MEETING
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We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size.

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Stockholders of record and beneficial owners as of March 23, 2026, the record date, will have the ability to submit questions directly to our management and Board of Directors and vote electronically at the Annual Meeting via the virtual-only meeting platform.

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING
•
Attendance at the Annual Meeting is open to the public online at
www.virtualshareholdermeeting.com/BW2026, but you are entitled to participate in the Annual Meeting by voting or asking questions only if you were a stockholder of record or beneficial owner as of March 23, 2026, the record date.

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To participate in the Annual Meeting by voting or asking questions, you will need the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable.

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If you were a stockholder as of March 23, 2026, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log in to the online virtual annual meeting platform.

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On the day of the Annual Meeting, Wednesday, May 20, 2026, stockholders may begin to log in to the virtual- only Annual Meeting beginning at 10:25 a.m. Eastern time, and the Annual Meeting will begin promptly at 10:30 a.m. Eastern time. Please allow ample time for online login.

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We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties with your 16-digit control number or submitting questions, you may call the technical support number that will be posted on the Annual Meeting log-in page.

QUESTIONS AT THE VIRTUAL ANNUAL MEETING
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Stockholders will have the opportunity to submit questions during the Annual Meeting by following the instructions on the virtual-only Annual Meeting platform.

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If you wish to submit a question, please submit it online at: www.virtualshareholdermeeting.com/BW2026. The meeting is not to be used as a forum to present general economic, political or other views that are not directly related to the business of the Company. We may group questions and answers by topic and answer substantially similar questions only once. Each shareholder may ask up to two questions. Answers to questions will be posted on the Investors Page on the Company’s website, www.babcock.com. We will only answer questions that comply with our Annual Meeting Rules of Conduct, which can be found on the virtual meeting site referenced above.

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We will not answer any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste.

This summary highlights certain information contained in this Proxy Statement but does not contain all of the information that you should consider before voting. For more complete information, please review our 2025 Annual Report and this entire Proxy Statement.
YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON

Page
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2028 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)	1
Recommendation and Vote Required	1
IF PROPOSAL 1 IS APPROVED, THE ELECTION OF ALAN B. HOWE AND REBECCA L. STAHL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)	2
Recommendation and Vote Required	2
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF ALAN B. HOWE AND REBECCA L. STAHL AS CLASS II DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)	2
Recommendation and Vote Required	2
INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES	3
B. Riley Investor Rights Agreement	7
Summary of Director Core Competencies and Attributes	8
CORPORATE GOVERNANCE	9
Director Independence	9
Board Function, Leadership Structure and Executive Sessions	10
Director Nomination Process	11
Overboarding Policy	12
Communication with the Board	12
Board Orientation and Continuing Education	12
Board Self-Evaluation Process	12
The Role of the Board in Succession Planning	13
The Role of the Board in Risk Oversight	13
Insider Trading Policy and Procedures	13
Sustainability and the Environment	13
Board of Directors and Its Committees	14
COMPENSATION OF DIRECTORS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
DELINQUENT SECTION 16(a) REPORTS	21
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)	22
Recommendation and Vote Required	22
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2026 (PROPOSAL 5)	23
Recommendation and Vote Required	24
AUDIT AND FINANCE COMMITTEE REPORT	25

i

Page
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)	26
Effect of Proposal	26
Recommendation and Vote Required	26
APPROVAL OF THE AMENDMENT TO THE BABCOCK & WILCOX ENTERPRISES, INC. 2021 LONG-TERM INCENTIVE PLAN (AMENDED AND RESTATED AS OF MARCH 12, 2026) (PROPOSAL 7)	27
Recommendation and Vote Required	36
COMPENSATION DISCUSSION AND ANALYSIS	37
Table of Contents	37
Executive Summary	37
We Are Committed to Compensation Best Practices	40
Compensation Philosophy and Process	40
Key 2025 Compensation Decisions	42
Other Compensation Practices and Policies	45
COMPENSATION COMMITTEE REPORT	47
COMPENSATION OF NAMED EXECUTIVE OFFICERS	48
2025 Summary Compensation Table	48
2025 Grants of Plan-Based Awards	49
Outstanding Equity Awards at 2025 Fiscal Year-End	51
2025 Option Exercises and Stock Vested	52
2025 Pension Benefits	52
Potential Payments Upon Termination or Change In Control	53
CEO PAY RATIO	58
PAY VERSUS PERFORMANCE	59
STOCKHOLDERS’ PROPOSALS	65
GENERAL INFORMATION	65
VOTING INFORMATION	66
Record Date and Who May Vote	66
How to Vote	66
Householding	66
How to Change Your Vote or Revoke Your Proxy	67
How to Participate in the Annual Meeting	67
How to Locate Your 16-Digit Control Number Prior to the Day of the Annual Meeting	67
Quorum	67
Proposals Presented for Vote	68
Vote Required	68
How Votes are Counted	69
Notice of Internet Availability of Proxy Materials	69
Confidential Voting	70
APPENDIX A – NON-GAAP FINANCIAL MEASURES	A-1
APPENDIX B	B-1
APPENDIX C	C-1
APPENDIX D – 2021 LONG TERM-INCENTIVE PLAN	D-1

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***** CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION *****
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical or current fact included in this Proxy Statement are forward-looking statements. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements may include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.
The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, but not limited to the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Notes due 2026 prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties’ and subcontractors’ on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders’ ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

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APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2028 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)
General
Our Certificate of Incorporation currently provides for a classified board structure, pursuant to which the Board is divided into three classes and directors are elected to staggered three-year terms, with members of one of the three classes elected every year. At our 2025 annual meeting of stockholders, our stockholders did not, by at least the required affirmative vote of at least 80% of the outstanding shares of our common stock, approve a proposal to amend our Certificate of Incorporation to eliminate the classified structure of the Board by the 2027 annual meeting of stockholders and allow for removal of directors with or without cause once the Board is no longer classified. After careful consideration, the Board unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board by the 2028 annual meeting of stockholders and allow for removal of directors with or without cause once the Board is no longer classified.
Summary of Principal Changes
If this proposal is adopted, Article FIFTH of our Certificate of Incorporation will be amended to provide that all director nominees standing for election will be elected to a one-year term at or after the 2028 annual meeting of stockholders. To effect this change, we will enact a transitional two-class structure, combining our current Class I and Class II directors into a new Class I, with directors in current Class III being transitioned into a new Class II. Nominees elected to replace our current Class II directors, whose terms expire at the Annual Meeting, would be elected to a two-year term as new Class I directors, and nominees elected to replace our current Class III directors whose terms expire at the 2027 annual meeting of stockholders would be elected to a one-year term as new Class II directors. The transitional structure will then lapse, and as a result, beginning at the 2028 annual meeting of stockholders, and at each annual meeting thereafter, all directors will serve one-year terms. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.
In connection with the declassification of our Board, Article FIFTH would also be amended to provide that, commencing with the election of directors at the 2028 annual meeting of stockholders, directors may be removed with or without cause as provided in the Delaware General Corporation Law (“DGCL”), and only the approval of a majority of the voting power of our stockholders would be required to remove a director with or without cause.
This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendments, a copy of which is attached to this proxy statement as Appendix B. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove references to a classified Board and to reflect stockholders’ ability to remove directors on an unclassified Board with or without cause at or after the 2028 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2028 annual meeting of stockholders. The proxy holders will vote all proxies received “FOR” approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

IF PROPOSAL 1 IS APPROVED, THE ELECTION OF ALAN B. HOWE AND REBECCA L. STAHL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)
If Proposal 1 is approved and our board is re-classified, stockholders will vote to elect two directors to hold office for a two-year term expiring at the 2028 annual meeting of stockholders. In such event, the Board has recommended each of Alan B. Howe and Rebecca L. Stahl for election as Class I directors under the transitional two-class structure described in Proposal 1 above, to serve until the 2028 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Both individuals currently serve as Class II directors under our current class structure, whose terms expire at the Annual Meeting. Each of Mr. Howe and Ms. Stahl have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Alan B. Howe and Rebecca L. Stahl. You may vote “FOR” both director nominees or withhold your vote for any or both of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Withheld votes and broker non-votes will not be counted as votes cast. As a result, withheld votes and broker non-votes will have no effect on the election of directors.
This means that the two director nominees who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, under our bylaws, any nominee for director is required to submit an irrevocable contingent resignation that will be effective if the majority of votes cast with respect to the director’s election are not voted “FOR” his or her election. If a nominee for director does not receive a majority of the votes cast “FOR” his or her election, the Board will act on an expedited basis to determine whether to accept the resignation. We refer to this process herein as the “majority voting requirements”.
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF ALAN B. HOWE AND REBECCA L. STAHL AS CLASS II DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)
If Proposal 1 is not approved, stockholders will vote to elect two directors to hold office for a three-year term expiring at the 2029 annual meeting of stockholders. In such event, the Board has recommended each of Alan B. Howe and Rebecca L. Stahl for election as Class II directors under our current class structure, to serve until the 2029 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his earlier death, resignation or removal. Both individuals currently serve as Class II directors whose terms expire at the Annual Meeting. Each of Mr. Howe and Ms. Stahl have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Alan B. Howe and Rebecca L. Stahl as Class II Directors. You may vote “FOR” both director nominees or withhold your vote for any or both director nominees. Subject to our majority voting requirements described above, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Withheld and broker non-votes will not be counted as votes cast. As a result, withheld votes and broker non-votes will have no effect on the election of directors.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES
The Board currently includes seven highly qualified directors with skills aligned to our business and strategy who bring significant value and diversity of experience to the Company. The Board is comprised of the following members:
NAME	CLASS	YEAR TERM EXPIRES
Alan B. Howe	Class II	2026
Rebecca L. Stahl	Class II	2026
Homaira Akbari	Class III	2027
Naomi L. Boness	Class III	2027
Philip D. Moeller	Class III	2027
Joseph A. Tato	Class I	2028
Kenneth M. Young	Class I	2028
The Board currently consists of three classes of directors with each director serving a staggered three-year term. The Class I directors are Joseph A. Tato and Kenneth M. Young. The Class II directors are Alan B. Howe and Rebecca L. Stahl. The Class III directors are Homaira Akbari, Naomi L. Boness and Philip D. Moeller.
If Proposal 1 is approved, the Board will convert to a transitional structure consisting of two classes of directors, with the directors in the new Class I serving until our 2028 annual meeting of stockholders and the directors in the new Class II serving until our 2027 annual meeting of stockholders. If Proposal 1 is approved, the directors currently in Class I and Class II will be designated as Class I directors, and the directors currently in Class III will be designated as Class II directors.
Kenneth M. Young, a non-independent director, currently serves as Chairman of the Board. Because the Chairman is not an independent director, Alan B. Howe has been designated by the Board as Lead Independent Director in accordance with our Corporate Governance Principles.
Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees listed in this proxy statement. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving as a director.
The following section provides information with respect to each nominee for election as a director and each director who will continue to serve as a director after the Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and the Board in assessing the appropriateness of the person to serve as a director (ages are as of April 1, 2026).

Nominees
ALAN B. HOWE Director since 2019 Age: 64 Board Committees Audit and Finance Compensation Governance (Chair) Related Party Transactions
Alan B. Howe has over 30 years of extensive hands-on operational expertise combined with corporate finance, business development and corporate governance experience. Mr. Howe has a broad business background and has been exposed to a wide variety of complex business situations within large corporations, financial institutions, start-ups, small-caps and turnarounds.
Currently, Mr. Howe is Managing Partner of Broadband Initiatives, LLC, a small boutique corporate advisory firm that he manages since 2001. His specialty is providing board and C-level leadership working with small-cap and micro-cap companies (both public and private) particularly in turnaround situations.
Mr. Howe has served both as a director and as a board chairman in over 29 public companies (and four private companies) in a variety of industries including telecom and wireless equipment, software, IT services, wireless RF services, manufacturing, semi-conductors, environmental technology and storage. In two situations, Mr. Howe was appointed interim CEO of turnarounds where he previously served on the board of directors. Mr. Howe currently serves as the Lead Independent Director for B&W and also a director of NextNav. In January 2025, he was elected to serve as a director for San Diego Rescue Mission, a not-for-profit company. In December of 2025, Mr. Howe was elected to the board of Scully Royalty.
He earned a Bachelor’s Degree in Business Administration and Marketing from the University of Illinois and a Master of Business Administration and Finance from Indiana University.

REBECCA A. STAHL Director since 2020 Age: 52 Board Committees Audit and Finance (Chair) Related Party Transactions
With 25 years’ experience in finance and accounting, Rebecca Stahl serves as Chief Financial Officer of The Association For Manufacturing Technology (AMT), an organization that represents and promotes U.S.-based manufacturing technology and its members who design, build, sell, and service the industry. Before joining AMT, she held positions of increasing responsibility at Lightbridge Communications Corporation (LCC), a multinational wireless engineering company, including serving as Chief Financial Officer from 2008 to 2015. While at LCC, she led several financing rounds, senior bank refinancing and merger and acquisition transactions that led to an eventual sale of the company in 2015.
Prior to LCC, Ms. Stahl was with BT Infonet, a multinational data communications company, as a senior finance professional supporting a $600 million operation. From 1998-2000, she served in corporate finance for The Walt Disney Company in Burbank, Calif. She started her career at Arthur Anderson LLP serving clients of public and private companies in the real estate and financial services industries.
Ms. Stahl is a certified public accountant. She earned a Bachelor of Science in Accounting from The Pennsylvania State University, and a Master of Business Administration from the Anderson School of Management at the University of California Los Angeles, with an emphasis in Finance. Her professional affiliations include Women Corporate Directors, the American Institute of Certified Public Accountants and Virginia Society of Certified Public Accountants

Continuing Directors
HOMAIRA AKBARI Director since 2026 Age: 65
Dr. Homaira Akbari is an accomplished executive with experience and expertise across the energy sector, including baseload generation, fossil fuel and waste-to-energy technologies, environmental systems, hydrogen production, carbon capture, and emerging infrastructure such as AI factories and data centers.
Dr. Akbari has served on approximately 25 public and private boards across five geographies, including Veolia, which designs and deploys solutions for the management of water, waste and energy. She currently serves on the board of Banco Santander (NYSE: SAN), Landstar System, Inc. (NASDAQ: LSTR), QumulusAI, and the Telefónica Technology Advisory Board.
Dr. Akbari has more than 12 years of experience as a CEO and profit-and-loss leader, along with 12 years of strategic and M&A advisory experience. She has held senior management roles in Fortune 1000 companies including Microsoft, Thales and Liberty Media. Previously, she was the CEO of SkyBitz, Inc. which she sold to Telular Corporation (NASDAQ: WRLS).
As President and CEO of AKnowledge Partners, LLC, she provides hands-on advice to private equity portfolio companies and corporations regarding AI and data centers, power generation, cybersecurity, and the Internet of Things.
She holds a Ph.D. in particle physics from Tufts University and an MBA from Carnegie Mellon Tepper School of Business. She holds two patents and serves as cybersecurity faculty for the DCRO Institute. She has published numerous governance and technology Opinion Editorials and Podcasts, and authored The Cyber Savvy Boardroom.

NAOMI L. BONESS Director since 2023 Age: 49 Board Committees Audit and Finance Compensation Related Party Transactions
Dr. Naomi Boness, (Ph.D.) is the Managing Director of the Center for Fuels of the Future at Stanford University.
She is an experienced practitioner in the energy sector focused on using her background in geophysics and technoeconomic modeling to develop technology solutions related to natural gas, hydrogen and decarbonization in both the developed and developing world. In addition to her research, she teaches classes in earth science and energy engineering most recently co-designing a graduate class on the Hydrogen Economy. She also is passionate about connecting technology developers with industry to accelerate the deployment of new decarbonization technologies at scale.
Prior to Stanford, Dr. Boness held a variety of technical and management positions at Chevron. She is on the board of directors at Aemetis, a renewable fuels company, and an advisor to a number of startups in the energy sector. Dr. Boness is a member of the Renewable Natural Gas Coalition Advisory Committee; a board member of the Energy Leadership Institute; a steering committee member of the OpenMinds Next Generation program; a member of the Partnership to Address Global Emissions Advisory Council; and a member of the Open Hydrogen Initiative Independent Expert Panel. As an advocate for women and gender equality, she also is an Ambassador for Women in Clean Energy, Education and Empowerment (C3E) Initiative. She previously served as an invited member of the United Nations Expert Group on Resource Classification; and a past Chair of the Society of Exploration Geophysicists Oil and Gas Reserves Committee.
Dr. Boness holds a Doctorate in Geophysics from Stanford University, a Master’s Degree in Geological Sciences from Indiana University and a Bachelor’s Degree in Geophysics from the University of Leeds.

PHILIP D. MOELLER Director since 2020 Age: 64 Board Committees Governance Related Party Transactions
The Honorable Philip D. Moeller served as a Commissioner on the Federal Energy Regulatory Commission (FERC), ending his tenure as the second-longest serving member of the Commission. In office from 2006 until 2025, Mr. Moeller ended his service as the only Senate-confirmed member of the federal government appointed by both President George W. Bush and President Barack Obama.
From 2016-2025, Mr. Moeller served as Executive Vice President, Business Operations Group and Regulatory Affairs at the Edison Electric Institute (EEI). EEI is the association that represents all of the nation’s investor-owned electric companies. In his role at EEI, he had significant responsibility over a broad range of issues that affect the future structure of the electric power industry and new rules in evolving competitive market, including energy supply and finance, energy delivery, energy services, federal and state regulatory issues, and international affairs.
Earlier in his career, Mr. Moeller headed the Washington, D.C. office of Alliant Energy Corporation. He also served as a Senior Legislative Assistant for Energy Policy to U.S. Senator Slade Gorton (R-WA), and as the Staff Coordinator of the Washington State Senate Energy and Telecommunications Committee in Olympia, Washington.
Mr. Moeller received a Bachelor of Arts in Political Science from Stanford University.

JOSEPH A. TATO Director since 2020 Age: 72 Board Committees Audit and Finance Compensation (Chair) Governance Related Party Transactions (Chair)
Joseph A. Tato is Senior Counsel with Taft Stettinius & Hollister and is responsible for project development and finance as well as energy transactional matters. Mr. Tato has significant leadership experience in the areas of energy and natural resources, infrastructure project development and finance, and has been counsel in some of the largest public private partnership transactions completed to date including energy and water projects in the U.S. and globally.
Prior to joining Taft Stettinius & Hollister in 2026, from 2024 to 2025, Mr. Tato was Senior Counsel at Steptoe LLP and from 2020 to 2023, Mr. Tato was Partner at Covington & Burling, LLP and then Senior Counsel in 2024, responsible for Project Development & Finance, as well as a member of its Africa and Latin America Practice Groups.
From 2012 to 2020, he was a Partner with DLA Piper, LLP, and Chair of Projects and Infrastructure, as well as Co-Chair of its Energy Sector and a member of its Africa Committee. Before that, from 1983 to 2012, Mr. Tato was an associate and since 1998 a Partner with LeBoeuf, Lamb, Greene, & MacRae, LLP (Dewey & LeBoeuf LLP), and served as Chair of Global Project Finance and its Africa Practice.
He has served as Director, Cameroon Enterprises, since 2017. Additionally, he has served as Director, Covanta Energy Corporation, from 2000 to 2004, and as Assistant Secretary and Counsel to the Board of Directors of SITA U.S.A., a subsidiary of Suez, from 1996 to 1999.

KENNETH M. YOUNG Director since 2020 Age: 62 Chairman of the Board
Kenneth Young has served as Chief Executive Officer since November 2018 and Chairman since September 2020. He has more than 30 years of global operational, executive and director experience primarily within the energy, communications and finance industries.
Known for strategic acumen and effective transformational leadership, Mr. Young is driving a turnaround at B&W, improving the company’s profitability with solid increases in bookings, revenues and earnings, while reducing its senior debt by more than $200 million. He has led a number of acquisitions to expand the company’s products and services portfolio, and successfully launched B&W’s ClimateBright™ suite of technologies that are providing critical solutions to address global climate change goals, including B&W’s innovative BrightLoop™ hydrogen production and decarbonization technology for power and industrial uses.
Mr. Young previously served as President of B. Riley Financial, Inc., and Chief Executive Officer for B. Riley Principal Investments, a wholly owned subsidiary of B. Riley Financial. Before joining B. Riley, he held executive leadership positions with Lightbridge Communications Corporation (LCC), which was the largest independent telecom construction and services company in the world and a recognized leader in providing network services.
Prior to joining LCC, Mr. Young held C-level positions within several of Liberty Media’s subsidiaries. Prior to Liberty Media, Mr. Young held executive management positions within Cingular Wireless, SBC Wireless, Southwestern Bell Telephone and AT&T as part of his 16-year tenure within the now-combined AT&T Corporation.
Mr. Young holds a Bachelor of Science in Computer Science from Graceland University and a Master of Business Administration from the University of Southern Illinois.
Mr. Young has served on various boards for nine public companies.

B. Riley Investor Rights Agreement
On April 30, 2019, we entered into an investor rights agreement (the “Investor Rights Agreement”) with B. Riley Financial, Inc. (together with its affiliates, “B. Riley”). Pursuant to the Investor Rights Agreement, B. Riley retains its right to nominate one director to serve on our Board so long as B. Riley continues to meet certain quantitative ownership thresholds with regard to our common stock. As of the date hereof, B. Riley has the right to nominate one member of our Board. The Investor Rights Agreement also provides pre-emptive rights to B. Riley with respect to certain future issuances of our equity securities.

Summary of Director Core Competencies and Attributes
The Board provides effective and strategic oversight to support the best interests of us and our stockholders. The following chart summarizes the core competencies and attributes represented by each of the director nominees. More details on each director’s competencies are included in the director profiles on the previous pages.
Competencies / Attributes	Kenneth M. Young	Homaira Akbari	Naomi L. Boness	Alan B. Howe	Philip D. Moeller	Rebecca L. Stahl	Joseph A. Tato
COMPLIANCE CONSIDERATIONS
Independent Director			●	●	●	●	●
Financial Expertise	●	●	●	●	●	●	●
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC	●
Power Generation	●	●	●		●		●
Manufacturing	●	●					●
Engineering and Construction	●	●		●			●
Utility / Power Transmission Distribution	●				●		●
International Operations	●	●	●	●		●	●
Emerging Energy Technologies	●	●	●	●	●	●	●
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	●	●	●	●		●	●
Strategy / Business Development / M&A	●	●	●	●	●	●	●
Human Resources / Organizational Development	●	●			●	●	●
Legal / Governance / Business Conduct	●			●	●	●	●
Risk Management	●	●	●		●	●	●
Public Policy / Regulatory Affairs	●				●		●
Environmental, Social & Corporate Governance (ESG)	●	●	●		●	●	●
Cybersecurity	●	●		●	●		●
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size company	●	●		●			●
Audit / Finance committee experience with other companies	●	●	●	●	●
Compensation committee experience with other companies		●	●	●	●	●
Nomination / Governance committee experience with other companies	●	●	●	●	●		●

CORPORATE GOVERNANCE
Our corporate governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.
The corporate governance section on our website contains copies of our principal governance documents. It is found at www.babcock.com at “About B&W — Corporate — Investors — Corporate Governance” and contains the following documents:
Amended and Restated Bylaws
Corporate Governance Principles
Code of Business Conduct
Code of Ethics for Chief Executive Officer and Senior Financial Officers
Audit and Finance Committee Charter
Compensation Committee Charter
Governance Committee Charter
Related Party Transactions Committee Charter
Conflict Minerals Policy
Related Party Transactions Policy
Modern Slavery Transparency Statement
Tax Strategy Statement
Director Independence
The New York Stock Exchange (“NYSE”) listing standards require the Board to consist of at least a majority of independent directors, and our Corporate Governance Principles require the Board to consist of at least a majority of independent directors and at least 66% of independent directors who satisfy all NYSE listing standards for independence other than Section 303A.02(b)(iv) of the NYSE listed company manual. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards, to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our website at www.babcock.com under “About B&W — Corporate — Investors — Corporate Governance — Governance Documents.”
Based on these independence standards, the Board has determined that each of Naomi L. Boness, Alan B. Howe, Philip D. Moeller, Rebecca L. Stahl and Joseph A. Tato are independent and meet our categorical standards. Kenneth M. Young and Homaira Akbari have been determined to not be independent due to their relationships with the Company, with Mr. Young serving as the Company’s Chief Executive Officer and Dr. Akbari having provided advisory/consulting services to the Company until December 2025.
In determining the independence of the directors, the Board considered transactions between us and other entities with which each of our directors are associated, including B. Riley, a significant stockholder of the Company. Those transactions are described below, as well as the related party transactions described under “Certain Relationships and Related Transactions” in this proxy statement. None of these transactions was determined to constitute a material relationship with us with respect to any director determined to be independent.

Board Function, Leadership Structure and Executive Sessions
The Board oversees, counsels and directs management in the long-term interest of us and our stockholders. The Board’s responsibilities include:
•
overseeing the conduct of our business and assessing our business and enterprise risks, including cybersecurity and ESG risks;

•
reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•
overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•
evaluating CEO and senior management performance and determines executive compensation;

•
planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•
establishing our governance structure, including appropriate board composition and planning for board succession.

The Board does not have a policy requiring either that the positions of Chairman and Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in our best interests for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. We currently have Mr. Young serving as our Chief Executive Officer and as our Chairman.
Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. If appointed, the Lead Independent Director has the following responsibilities:
•
presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•
serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•
reviews and approves the Board meeting agendas and meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•
advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•
has the authority to call meetings of the independent directors; and

•
ensures that he or she is available for consultation and direct communication, as appropriate.

Because the Chairman is not an independent director, the Board has designated Mr. Howe as Lead Independent Director. The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with readily-available resources to manage the affairs of the Board. Our Chairman and Chief Executive Officer ensure that the views of the Board are taken into account as management carries out the business of the Company and vice-versa. Our independent directors, led by our Lead Independent Director, retain the opportunity to meet in executive session without management at the conclusion of each regularly scheduled Board meeting.

Director Nomination Process
Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. The Board, after taking into account the assessment provided by our Governance Committee, is responsible for considering and recommending to stockholders the nominees for election as directors at each annual meeting. In making their assessments, the Governance Committee and the Board generally consider a number of factors, including each candidate’s:
•
professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•
integrity and ethics in his or her personal and professional life;

•
professional accomplishment in his or her field;

•
personal, financial or professional interests in any competitor, customer or supplier of ours;

•
preparedness to participate fully in Board activities and to devote sufficient time to carry out the duties as a director on the Board, including active membership on Board committees as requested and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and a lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so;

•
ability to contribute positively to the Board and any of its committees;

•
whether the candidate meets the independence requirements applicable to the Board and its committees established by the NYSE and the SEC;

•
whether the candidate meets the requirements of our Corporate Governance Principles, including the independence requirements set forth therein; and

•
all other information deemed relevant in the Governance Committee’s and the Board’s, as applicable, business judgment impacting the candidate’s service as a member of the Board and any of its committees, including a candidate’s professional and educational background, reputation, industry knowledge and business experience.

While the Board does not have a specific policy regarding diversity among directors, both the Governance Committee and the Board recognize the benefits of a diverse board and believe that any evaluation of potential director candidates should consider diversity as to gender, racial and ethnic background, age, cultural background, education, viewpoint and personal and professional experiences.
Our Governance Committee takes these same factors into account when assessing the performance and skills of an incumbent director being nominated for re-election. In the case of an incumbent director being nominated for re-election to the Board, our Governance Committee also considers the incumbent director’s attendance at meetings, contributions to the Board and its committees during and in between regularly scheduled meetings (as well as part of any working groups formed to assist management with strategic or other priorities), the contributions of the incumbent director based on the Board’s self-evaluation processes described below and the benefits associated with the institutional knowledge derived from the incumbent director’s prior service on the Board.
When the need for a new director arises (whether because of a newly created seat or vacancy), the Governance Committee and the Board proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Our Governance Committee and the Board generally solicit ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior executive officers, significant stockholders, individuals personally known to the members of the Board and independent director candidate search firms. Final candidates are generally interviewed by one or more members of our Governance Committee or other members of the Board before a decision is made.
In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. See “Stockholders’ Proposals” in this proxy statement. Stockholder nominees are evaluated under the same standards as other candidates for board membership described above. In evaluating stockholder nominees, our Governance Committee and the Board may consider any other information they deem relevant, including (i) whether there are or will be any vacancies on the Board, (ii) the size of the nominating stockholder’s ownership of our debt and equity interests, (iii) the length of time such stockholder has owned such interest and (iv) any statements by the nominee or the stockholder regarding proposed changes in our operation.
Our Bylaws provide for a plurality voting standard for directors. If a nominee for director in an uncontested election does not receive a majority of the votes cast “FOR” his or her election (not counting any withheld votes or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
Overboarding Policy
Our non-employee directors are limited to serving on the boards of directors of not more than three total public companies, and our executive directors are limited to serving on the board of directors of two total public companies. All of our non-employee directors are instructed to advise the Chairman of the Board, the chairperson of the Governance Committee and the Company’s General Counsel in advance of accepting an invitation to serve on the board (or similar body) of another company. Additionally, our Chief Executive Officer and other executive officers of the Company must seek the approval of the Board before accepting membership on other public company boards. Exceptions to these limits shall be approved on a case-by-case basis by the Board. Each member of our Board is currently in compliance with our overboarding policy. Our Governance Committee reviews this policy periodically as part of its review of our Corporate Governance Principles.
Communication with the Board
Our stockholders or other interested persons may communicate directly with the Board and its independent members. Written communications to the independent members of the Board can be sent to the following address: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 1200 East Market Street, Suite 650, Akron, Ohio 44305. All such communications are forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon our Bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process can be found in our Bylaws posted on our website at www.babcock.com under “About B&W — Corporate — Investors — Corporate Governance — Governance Documents.”
Board Orientation and Continuing Education
Each new director participates in an onboarding and orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s governance requirements, the structure and procedures of the Board and its committees on which the new director will serve, the Company’s industry, management structure, and significant operational, financial, accounting, risk management and legal issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors. All directors are welcome to attend any of these orientation programs.
Directors are also encouraged to participate in Company-sponsored and external continuing education programs at least once every two years. These programs are intended to help directors stay current on, among other topics, corporate governance and boardroom best practices, financial reporting practices, ethical issues confronting directors and management, and other similar matters. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise. The Company provides appropriate funding for any such program in which a director participates.
Board Self-Evaluation Process
The Board and each of its committees conducts an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board and each committee on which he or she serves. The Governance Committee oversees this evaluation and solicits comments from all directors. Each committee’s chairperson summarizes and reviews the responses with the members of his or her respective committees. Each committee chairperson then reports to the Board with an assessment of the performance of his or her respective committees as well as any suggestions for improvement. The chairperson of the Governance Committee summarizes and reviews with the Board the evaluation results for the Board.
The Role of the Board in Succession Planning
The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.
The Role of the Board in Risk Oversight
Effective risk oversight is a priority for the Board. While the Board oversees risk management, the Company’s management is charged with managing risk and bringing to the Board’s attention emerging risks as well as discussing the status of the long-term risks facing the Company. The Company’s management team facilitates the process of reviewing key external, strategic, operational and financial risks, including cybersecurity and ESG risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Board, with independent leadership from the Lead Independent Director and working through its committees, proactively participates in the oversight of management’s actions. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting and meets as necessary (and in any event at least quarterly) with management to review material financial risk exposures. The Audit and Finance Committee also meets at least annually to review reports from management regarding all material risk exposures and to assess the steps taken by management to monitor and control these exposures. The Audit and Finance Committee presents its assessment of these risks and management’s mitigation initiatives, along with any recommendations, to the Board.
The Compensation Committee also assists the Board with this function by meeting as necessary with management to review and discuss the significant risks impacting our company that potentially affect executive compensation in a material way. The Compensation Committee assesses whether and how to assess these risks as part of our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis — Compensation Philosophy and Process.”
Insider Trading Policy and Procedures
We have adopted an insider trading policy governing, among other things, purchases, sales, and other dispositions involving our securities by all of our directors, officers, and employees. We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the NYSE listing standards. Our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Because our insider trading policy and procedures are designed to address transactions in B&W’s securities by our directors, officers, and employees, we do not have formal insider trading policies and procedures that govern our purchase of B&W’s securities.
Sustainability and the Environment
The Company is committed to helping preserve natural resources through responsible manufacturing practices and developing technologies which support our customers’ requirements to meet the growing demand for additional base-load power generation, to maintain the existing base-load fleet, to increase steam generation for industrial purposes, and to control criteria pollutants.
The Company is also a participant in the United Nations Global Compact, which the United Nations describes as “the world’s largest corporate sustainability initiative.” The United Nations Global Compact is a call to companies everywhere to align their operations and strategies with Ten Principles in the areas of human rights, labor, environment and anti-corruption. The United Nations Global Company involves more than 15,000 companies and 3,000 non-business signatories based in over 160 countries.
Although the Company does not currently report its greenhouse gas emissions, the Company has worked with industry experts to develop a greenhouse gas inventory management plan tailored for its global operations. This plan will help the Company establish a baseline for evaluating its operations and assist in identifying opportunities to achieve its emissions reduction goals. The Company’s formal environmental, social and governance report can be found on our website at www.babcock.com under About B&W — Corporate — Sustainability.
Board of Directors and Its Committees
The Board met 26 times during 2025. All directors attended 90% or more of the meetings of the Board and of the committees on which they served during their respective periods of service in 2025. Directors are encouraged to make all reasonable efforts to attend the Annual Meeting. With the exception of Naomi L. Boness, all of our directors attended our 2025 annual meeting on June 4, 2025.
The Board currently has standing Audit and Finance, Compensation, Governance and Related Party Transactions Committees. The members of each of those committees are appointed by the Board, and each committee has a written charter approved by the Board. The current charter for each standing Board committee is posted on our website at www.babcock.com under “About B&W — Corporate — Investors — Corporate Governance — Governance Documents.”
The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation, Governance and Related Party Transactions Committees be independent. The Board has affirmatively determined that each member of these committees is independent in accordance with NYSE listing standards.
Committee Composition:
Committee Member	Audit & Finance	Compensation	Governance	Related Party Transactions
Homaira Akbari
Naomi L. Boness	Member	Member		Member
Alan B. Howe	Member	Member	Chair	Member
Philip D. Moeller			Member	Member
Rebecca L. Stahl	Chair			Member
Joseph A. Tato	Member	Chair	Member	Chair
Kenneth M. Young
Audit and Finance Committee:
Ms. Stahl (Chair),
Dr. Boness,
Mr. Howe and
Mr. Tato
The Audit and Finance Committee met eight times during 2025. The Audit and Finance Committee’s primary responsibility is to oversee our management’s execution of its responsibilities relating to the Company’s financial statements, systems of internal control and the financial reporting process. Management is also responsible to attest, as of December 31, 2025, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm is responsible for auditing those financial statements and the system of internal control over financial reporting.
The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program and receives regular reports on program effectiveness.
The Board has determined that each of Dr. Boness, Mr. Howe, Ms. Stahl and Mr. Tato qualify as “audit committee financial experts” within the definition established by the SEC. For more information on the backgrounds of these directors, see their biographical information under “Information Regarding Directors and Director Nominees.”
Compensation Committee:
Mr. Tato (Chair)*,
Dr. Boness and
Mr. Howe
The Compensation Committee met six times during 2025. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our executive and management incentive compensation plans and our 2021 Long-Term Incentive Plan (the “2021 LTIP”).
The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more independent directors as the Compensation Committee deems appropriate. See the “Compensation Discussion and Analysis — Compensation Philosophy and Process” and “Compensation Discussion and Analysis — Key 2025 Compensation Decisions” sections of this proxy statement for information about our 2025 named executive officers (“NEOs”) compensation, including a discussion of the role of management and the compensation consultant.
Compensation Committee Interlocks and Insider Participation
No director who served as a member of the Compensation Committee during the year ended December 31, 2025 (Messrs. Howe, Moeller and Tato, and Dr. Boness and Ms. Stahl) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) other than transactions in the ordinary course, had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or other board committee performing equivalent functions) or the board of directors of any other entity that has an executive officer serving as a member of the Board.
* Pursuant to the five consecutive year term limit set forth in the charter of the Compensation Committee, Mr. Moeller and Ms. Stahl stepped down from their positions on the Compensation Committee in August 2025. Dr. Boness and Mr. Howe were appointed to the Compensation Committee in August 2025 in connection with this transition.
Governance Committee:
Mr. Howe (Chair),
Mr. Moeller and
Mr. Tato
The Governance Committee met five times during 2025. The primary responsibilities of the Governance Committee are to (1) identify individuals qualified to become Board members and recommend to the Board each year the director nominees for the next annual meeting of stockholders; (2) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (3) oversee the annual evaluation of the Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee; and (4) oversee the Company’s continuing education programs for the Board and the orientation program for new directors. The committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists the Board with management succession planning and director and officer insurance coverage.

Related Party Transactions Committee:
Mr. Tato (Chair),
Dr. Boness,
Mr. Howe,
Mr. Moeller and
Ms. Stahl
The Related Party Transactions Committee met eight times in 2025. The primary responsibility of the Related Party Transactions Committee is to review and approve or disapprove all related party transactions required to be disclosed under Item 404 of Regulation S-K in accordance with the Company’s Related Party Transactions Policy.
COMPENSATION OF DIRECTORS
The compensation reflected below summarizes the compensation earned by or paid to our directors who are not employed by us or any of our subsidiaries (“non-employee directors”) for services as members of the Board during fiscal year 2025. Directors who were also our employees did not receive any compensation for their service as directors. The compensation for Mr. Young, our Chief Executive Officer, is reported in the Summary Compensation Table below.
2025 Director Compensation Table
NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	ALL OTHER COMPENSATION	TOTAL ($)
Henry E. Bartoli(2)	112,000	791,596	150,000	1,053,596
Naomi L. Boness	112,000	68,000	0	180,000
Alan B. Howe	142,000	68,000	0	210,000
Philip D. Moeller	112,000	68,000	0	180,000
Rebecca L. Stahl	132,000	68,000	0	200,000
Joseph A. Tato	132,000	68,000	0	200,000

(1)
Represents the aggregate grant date fair value of stock awards granted to non-employee directors in 2025 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information on the valuation of our equity awards, see Note 18 to our audited financial statements for the fiscal year ended December 31, 2025, included in our annual report on Form 10-K for the year ended December 31, 2025. Messrs. Bartoli, Howe, Moeller, Tato, Ms. Stahl and Dr. Boness were each awarded restricted stock units with respect to 85,000 shares of our common stock on May 15, 2025, which are scheduled to vest on the earlier of May 15, 2026, or the date of the Company’s 2026 Annual Meeting. The grant date fair value of each such award of restricted stock units was $68,000.

(2)
Includes compensation paid pursuant to Mr. Bartoli’s consultant agreement (described below). Includes the grant date fair value (calculated as described in footnote (1)) of 43,353 restricted stock units granted on January 1, 2025 (with a grant date value of $75,000) reported under “Stock Awards”) and $150,000 paid in cash (reported under “All Other Compensation”). Mr. Bartoli’s “Stock Awards” amount also includes the incremental fair value attributed to 106,677 unvested restricted stock units previously granted by the Company to Mr. Bartoli which, pursuant to his director retirement agreement, accelerated and became vested on November 21, 2025 (such incremental fair value was $648,596 as of November 21, 2025, calculated by multiplying the 106,677 restricted stock units which accelerated and became vested by $6.08, the closing price of a share of our common stock on that date).

Fees Earned or Paid in Cash
Under our current director compensation program, which was recommended by the Compensation Committee and approved by the Board, non-employee directors are eligible to receive an annual retainer of $85,000 ($112,000 for 2025, as noted below), paid in quarterly installments and prorated for partial terms.

The chairs of Board committees, and any Lead Independent Director or Independent Chairman of the Board, received additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):
•
the chair of the Audit and Finance Committee: $20,000;

•
the chair of each of the Compensation, Governance and Related Party Transactions Committees: $10,000;

•
the Lead Independent Director (if any): $20,000; and

•
the Independent Chairman (if any): $100,000.

Stock Awards
In addition to the cash retainers provided to our directors, our practice has been for each non-employee director to receive an annual award of restricted stock units, with the number of units determined by dividing $95,000 by the closing price of our common stock on the grant date, rounded down to the nearest whole share (with such amount to be prorated for partial terms). For the 2025 annual awards, however, the Board decreased the grant value of the awards from $95,000 to $68,000 to help manage the limited number of shares available for award grant purposes under the 2021 LTIP and approved the corresponding $27,000 increase (noted above) to the non-employee director annual retainer for 2025. Each restricted stock unit award is scheduled to vest on the earlier of one year after the date of the grant, the first annual meeting of our stockholders that occurs following the grant, or a change in control of the Company.
Under our 2021 LTIP, directors may elect to defer payment of all or a portion of their stock awards, but none of the directors elected to do so for 2025.
Stock Ownership Guidelines
Our Stock Ownership Guidelines require that each non-employee director own Company stock valued at five times the Company’s annual base retainer paid to the non-employee director or, if the non-employee director doesn’t satisfy such level of ownership, the non-employee director is required to hold (toward meeting the required level of ownership) at least half of the net shares acquired under any equity or equity-based award granted by the Company to the director. For this purpose, “net shares’ generally means the number of shares acquired by the non-employee director under the award after shares are sold or withheld to satisfy any applicable tax obligations arising in connection with the award and, in the case of shares acquired under a stock option, to satisfy the applicable option exercise price. Stock ownership that counts toward meeting the required level of ownership includes shares of Company stock owned outright by the individual or members of his or her family residing in the same household, shares subject to outstanding Company restricted stock and restricted stock unit awards granted to the individual, shares of Company stock held under a Company retirement plan for the benefit of the individual, and shares of Company stock held in a trust in which the individual has a pecuniary interest.
Outstanding Equity Awards
As of December 31, 2025, no non-employee director serving on the Board at that time held any outstanding Company stock options and Mr. Bartoli held options to acquire 3,639 shares of our common stock. As of December 31, 2025, Messrs. Howe, Moeller, Tato, Ms. Stahl, and Dr. Boness each held unvested restricted stock units with respect to 85,000 shares of our common stock.
Consulting Arrangement with Henry E. Bartoli
Mr. Bartoli entered into a consulting agreement with The Babcock & Wilcox Company in November 2020, pursuant to which he initially provided services through December 31, 2021. The Babcock & Wilcox Company entered into a series of amendments to the consulting agreement with Mr. Bartoli to extend the term of the agreement through December 31, 2025, subject to earlier termination as provided in the consulting agreement. As consideration for his consulting services during 2025, Mr. Bartoli received (1) a $12,500 monthly fee, and (2) 43,353 restricted stock units awarded on January 1, 2025 that were scheduled to vest, subject to Mr. Bartoli’s continued service through the applicable vesting date, 50% on each of June 30, 2025 and December 31, 2025. On November 21, 2025, and in connection with Mr. Bartoli’s separation from the Board, Mr. Bartoli and the Company agreed to terminate the consulting agreement Mr. Bartoli was a party to with The Babcock & Wilcox Company. On that same date, the Company and Mr. Bartoli entered into a director retirement agreement pursuant to which the Company (1) agreed to pay Mr. Bartoli the $12,500 monthly consulting fee otherwise payable under his consulting agreement for December 2025, (2) agreed to pay Mr. Bartoli an additional $28,000 (which amount included his accrued and unpaid cash fees and expenses for serving as a member of the Board), and (3) accelerated the vesting of all outstanding and unvested restricted stock units previously granted by the Company to Mr. Bartoli.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock by the following:
•
each stockholder who beneficially owns more than 5% of our common stock;

•
each current executive officer named in the 2025 Summary Compensation Table;

•
each of our directors; and

•
all of our executive officers, director nominees and directors as a group.

For the institutional beneficial owners listed below, we have based their respective number of shares of our common stock beneficially owned on the most recently reported Schedule 13D or 13G filed by such owners.
For the executive officers and directors listed below, we have based their respective number of shares of our common stock on the number of shares beneficially owned as of March 1, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within sixty (60) days of March 1, 2026 and shares of our common stock underlying RSUs that are releasable within sixty (60) days of March 1, 2026 to be outstanding and to be beneficially owned by the person holding the common stock, options, warrants or RSUs for the purpose of computing the percentage ownership of that person. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 1200 East Market Street, Suite 650, Akron, Ohio 44305.
NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS(1)
5% STOCKHOLDERS:
BRC Group Holdings, Inc.(2)	27,446,522	20.4%
Hood River Capital Management(3)	10,648,389	7.8%
NAMED EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES:
Kenneth M. Young(4)	1,717,054	1.3%
Cameron M. Frymyer	156,658	*
Jimmy B. Morgan	572,667	*
John J. Dziewisz(5)	239,383	*
Christopher S. Riker(6)	222,418	*
Naomi L. Boness	104,530	*
Homaira Akbari	50,000	*
Alan B. Howe(7)	213,350	*
Philip D. Moeller	197,559	*
Rebecca L. Stahl	145,763	*
Joseph A. Tato	169,088	*
All Directors, Director Nominees and Executive Officers as a group	3,788,470	2.8%

*
Less than 1%

(1)
Calculated based on the 135,741,811 shares outstanding on March 23, 2026.

(2)
As reported in the Schedule 13D/A filed with the SEC by BRC Group Holdings, Inc. (formerly B. Riley Financial, Inc.) on February 13, 2026. Also as reported in the Schedule 13D/A, includes (i) 15,573,362 shares of common stock held by B. Riley Securities, Inc., an indirect majority owned subsidiary of BRC Group Holdings, Inc. and (ii) 11,873,160 shares of common stock held by BRF Investments, LLC, a wholly owned subsidiary of BRC Group Holdings, Inc. Also as reported in the Schedule 13D/A, Bryant R. Riley, the Chairman and Co-Chief Executive Officer of BRC Group Holdings, Inc. is the beneficial owner of 27,664,353 shares of common stock, including the 27,446,522 shares of common stock beneficially owned by BRC Group Holdings, Inc.

(3)
As reported on the Schedule 13G filed with the SEC on February 17, 2026. The reporting person’s address is 2373 PGA Blvd., Suite 200, Palm Beach Gardens, FL 33410.

(4)
Includes 241,745 shares held by the Kenneth B. Young Revocable Trust over which Mr. Young may be deemed to hold voting or dispositive power.

(5)
Includes 2.25 shares of common stock held in the B&W Thrift Plan.

(6)
Shares held by Christopher S. Riker as of August 31, 2025. Includes 329.793 shares of common stock held in the B&W Thrift Plan.

(7)
Includes 72,606 shares held by the Alan & Penny Howe Trust and 13,000 held in Mr. Howe’s individual retirement account over which Mr. Howe may be deemed to hold voting or dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Business Conduct, all employees who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies, and the Audit and Finance Committee of the Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Governance Committee is responsible for reviewing the professional occupations and associations of the Board members, who are also responsible for complying with our Code of Business Conduct. We also maintain a written Related Party Transactions Policy, which establishes a framework for evaluation and approval or disapproval of transactions that would require disclosure pursuant to Item 404 of Regulation S-K, including any related party transactions involving any director or director nominee, executive officer or beneficial owner more than 5% of our common stock. Our Related Party Transactions Committee is responsible for reviewing and approving or disapproving transactions under the Related Party Transactions Policy.
We enter into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.
Mr. Young, our Chairman and Chief Executive Officer, previously served as the President of B. Riley from July 2018 to September 2024. From November 2018 until September 20, 2024, the services of Mr. Young as Chief Executive Officer of the Company were provided by B. Riley pursuant to a consulting agreement with BRPI Executive Consulting, LLC (“BRPI LLC” and such consulting agreement, the “BRPI Consulting Agreement”), an affiliate of B. Riley. In 2022, the Company paid BRPI LLC a $1,000,000 retention bonus (for the services of BRPI LLC and Mr. Young) that was scheduled to vest in 36 monthly installments beginning March 2022 and ending with February 2025. Such award fully vested based on the services provided by BRPI LLC and then the services provided by OpenSky, LLC and Mr. Young through the February 2025 vesting date, and BRPI LLC agreed to pay Mr. Young the portion of the retention bonus that corresponded to the period of time services were provided to the Company directly by OpenSky, LLC or Mr. Young.
Henry Bartoli, a former member of our Board, was party to a consulting agreement with The Babcock & Wilcox Company from November 2020 through November 21, 2025. As consideration for his consulting services during 2025, Mr. Bartoli received the consideration described in the “Compensation of Directors — Consulting Arrangement with Henry E. Bartoli” section above.
B. Riley Securities, Inc., an indirect majority owned subsidiary of BRC Group Holdings, Inc., and the beneficial owner of approximately 15,573,362 shares of our common stock, entered into a financial services advisory agreement with Babcock & Wilcox Enterprises, Inc. Under the terms of the agreement, B. Riley Securities, Inc. will provide us with financial advisory services, including, but not limited to, debt financing services. As compensation for such services, B. Riley Securities, Inc. will receive a cash fee of $500,000 and 3% of the value of any completed financing.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and more than 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2025, all Section 16(a) filing requirements applicable to our directors, executive officers and more than 10% beneficial owners were satisfied.

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)
General
The Board has recommended and is seeking stockholder approval for amendments to our Certificate of Incorporation that would remove provisions that require the affirmative vote of holders of at least 80% of the voting power of the Company’s outstanding stock to approve certain amendments to our Certificate of Incorporation and Bylaws (the “supermajority vote requirement”) described below, and replace this requirement with a majority vote requirement. Currently, Article FIFTH of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote thereon to amend, modify or repeal Article FIFTH or Article SIXTH of our Certificate of Incorporation. In addition, Article FIFTH (e) of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote generally in the election of directors to amend, modify or repeal the Company’s Bylaws or to adopt new bylaws.
The Board recognizes that a majority voting standard for effecting changes to our Certificate of Incorporation and Bylaws increases the ability of stockholders to participate in the governance of the Company and aligns the Company with recognized best practices in corporate governance.
Summary of Principal Changes
If the proposal is approved, the Company intends to file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of all supermajority vote requirements for amending our Certificate of Incorporation and Bylaws. As a result, at future meetings of stockholders, the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote on such matter will be required to amend all provisions of our Certificate of Incorporation and Bylaws. This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendment, a copy of which is attached to this proxy statement as Appendix C. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove all supermajority vote requirements for amending the Bylaws.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation that would remove the supermajority voting requirements to approve certain amendments to our Certificate of Incorporation and our Bylaws. The proxy holders will vote all proxies received “FOR” approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2026 (PROPOSAL 5)
The Audit and Finance Committee has approved the Company’s decision to appoint BDO USA, P.C. (“BDO”) to serve as the independent registered public accounting firm to audit our financial reporting and internal control over our financial statements for the year ending December 31, 2026. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of BDO will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
For the year ended December 31, 2025, we paid BDO fees, including expenses and taxes, totaling $3,412,011, which are categorized below. For the year ended December 31, 2024, we paid Deloitte & Touche LLP (“Deloitte”) fees, including expenses and taxes, totaling $6,950,107, which are categorized below.
	2025	2024
Audit Fees The Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$3,338,511	$6,775,107
Audit-Related Fees The Audit-Related fees relate to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.	$73,500	$175,000
Tax Fees The tax fees were for professional services rendered for tax compliance services.	$0	$0
All Other Fees	$0	$0
TOTAL	$3,412,011	$6,950,107
It is the policy of our Audit and Finance Committee to pre-approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.
Annually, the independent registered public accounting firm and the Chief Financial Officer present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has granted authority to the Audit and Finance Committee Chair to pre-approve specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act.
As previously reported in our Current Report on Form 8-K, on April 4, 2025, the Company, with the approval of the Audit and Finance Committee of the Board of Directors of the Company, dismissed Deloitte and notified Deloitte of its dismissal and decision to change its independent registered public accounting firm.
Deloitte’s reports on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph in its report for the fiscal year ended December 31, 2024 regarding the substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal year ended December 31, 2024, and the subsequent interim period through April 4, 2025, there were: (i) no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in the Company’s internal control over financial reporting as reported in Item 9A of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, related to (1) maintaining an effective control environment based on the criteria established in the Committee of Sponsoring Organizations (“COSO”) Framework, (2) maintaining effective risk assessment based on the criteria established in the COSO Framework, (3) maintaining effective control activities based on the criteria established in the COSO Framework, (4) generating and providing quality information and communication activities based on the criteria established in the COSO Framework and (5) designing and implementing monitoring activities based on the criteria established in the COSO Framework.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026. The proxy holders will vote all proxies received “FOR” approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will not be considered as votes cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

AUDIT AND FINANCE COMMITTEE REPORT
The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference into such filing.
As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and BDO, the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. BDO reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2025 with the Company’s management and BDO. This review included discussions with BDO regarding those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from BDO the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit and Finance Committee concerning independence and discussed with BDO their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with BDO’s independence.
Based on these reviews and discussions and the reports of BDO, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.
The Audit and Finance Committee
Rebecca L. Stahl (Chair)
Naomi L. Boness
Alan B. Howe
Joseph A. Tato

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)
We are asking stockholders to approve an advisory resolution to approve our named executive officer (“NEO”) compensation as reported in this proxy statement as follows:
RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”
It is our belief that our ability to hire, retain and motivate executive officers is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of equity awards that have a value dependent on the fair market value of our common stock.
As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides a more thorough review of our executive compensation philosophy and how that philosophy has been implemented. We have given considerable attention to how, why and what we pay our executives, which reflects input from our stockholders. Recognizing that no single compensation structure will completely satisfy all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.
Effect of Proposal
The resolution to approve our NEO compensation is not binding on us, the Board or our Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve NEO compensation. However, the Board and our Compensation Committee value the opinions of stockholders on important matters such as executive compensation and expect to carefully consider the results of this advisory vote when evaluating our executive compensation programs.
Advisory votes to approve NEO compensation are currently scheduled to be held once every year. The next advisory vote to approve NEO compensation is expected to occur at our 2027 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received “FOR” approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, abstentions will have the effect of a vote against this proposal. Broker non-votes will not be considered as entitled to vote on this proposal, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on this proposal.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE BABCOCK & WILCOX ENTERPRISES, INC. 2021 LONG-TERM INCENTIVE PLAN (AMENDED AND RESTATED AS OF MARCH 12, 2026) (PROPOSAL 7)
Approval of the 2021 Long-Term Incentive Plan (Amended and Restated as of March 12, 2026)
At our 2021 Annual Meeting, our shareholders approved the Babcock & Wilcox Enterprises, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), and at our 2022 Annual Meeting, our stockholders approved an amendment and restatement of the 2021 Plan to add shares to the available share pool. On March 12, 2026, our Board of Directors (the “Board”) approved, subject to stockholder approval, the 2021 Long-Term Incentive Plan (Amended and Restated as of March 12, 2026) (the “Amended and Restated Plan”). If the Amended and Restated Plan is approved by our stockholders, it will (i) increase the number of shares available for future grants under the Amended and Restated Plan by 5,000,000 shares of our common stock, and (ii) extend the term of the Amended and Restated Plan to ten years after it was approved by the Board.
The 2021 Plan replaced our Amended and Restated 2015 Long-Term Incentive Plan (Amended and Restated as of June 16, 2020) (referred to in this proxy statement as the “2015 LTIP”), and no new awards can be granted under the 2015 LTIP once the 2021 Plan became effective. As detailed further below, as of March 23, 2026, approximately 26,818 shares of the Company’s common stock were then subject to outstanding awards granted under the 2015 LTIP, approximately 2,104,373 shares of the Company’s common stock were then subject to outstanding awards granted under the 2021 Plan, and approximately 49,993 shares were available for future grant under the 2021 Plan. The new shares requested under the Amended and Restated Plan would increase the number of shares available for future grants under the 2021 Plan by 5,000,000 shares of our common stock, with a corresponding increase in the number of shares that may be delivered pursuant to incentive stock options granted under the plan.
We use equity compensation awards to provide long-term incentive compensation and to attract and retain highly regarded employees and non-employee directors. The Board believes that our equity compensation program is an integral part of our approach to long-term incentive compensation, focused on stockholder returns, and our continuing efforts to align stockholder and management interests. We believe that growth in stockholder value depends on, among other things, our continued ability to attract and retain employees, in a competitive workplace market, with the experience and capacity to perform at the highest levels.
In view of the limited number of shares remaining available under the 2021 Plan, the Board approved the Amended and Restated Plan to provide us with additional flexibility to continue to grant equity compensation awards in the future. If our stockholders do not approve the Amended and Restated Plan, the 2021 Plan will continue in its current form, but we may not have sufficient shares available to grant additional stock-settled equity awards and will instead be forced to provide cash-based incentives.
Key Features
The following features of the Amended and Restated Plan are designed to help protect the interests of our stockholders, which features were also included in the 2021 Plan:
•
Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SAR, is 10 years.

•
No repricing or grant of discounted stock options or SARs; no reload options/SARs. The Amended and Restated Plan does not permit the repricing of stock options or SARs, either by amending an existing award or by substituting a new award at a lower price, nor does it permit the repurchase of underwater stock options or SARs for cash or the exchange of such awards for a different award without stockholder approval. The Amended and Restated Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant. Reload grants of stock options and SARs are prohibited under the Amended and Restated Plan.

•
No single-trigger acceleration, “liberal” change in control definition, or excise tax gross-ups. Under the Amended and Restated Plan, we do not automatically accelerate vesting of awards in connection with a change in control of the Company, however the Board may accelerate awards in its sole discretion. The

Amended and Restated Plan does not include a “liberal” change in control definition (meaning that a transaction must actually be consummated to be considered a change in control for purposes of the plan). We do not provide change in control excise tax gross-ups.
•
Clawbacks. Awards granted under the Amended and Restated Plan are subject to certain compensation recovery policies.

•
Dividends on awards subject to vesting. We will not pay dividends or dividend equivalents on stock options or SARs. Dividend equivalents on other awards are subject to the same vesting requirements (both time-vesting and performance-vesting) as the underlying units or shares.

•
Director Limits. The Amended and Restated Plan contains annual limits on the amount of awards that may be granted to non-employee directors.

Summary of the Amended and Restated Plan
The following summary of the Amended and Restated Plan does not purport to be a complete description of all of the provisions of the Amended and Restated Plan. It is qualified in its entirety by reference to the complete text of the Amended and Restated Plan which is attached to this proxy statement as Appendix D.
Eligibility
Awards may be granted under the Amended and Restated Plan to officers, employees, and consultants of the Company and its subsidiaries and to the Company’s non-employee directors. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of March 23, 2026, our 6 non-employee directors, approximately 1,650 officers and other employees of the Company and its subsidiaries, and approximately 6 individual consultants of the Company and its subsidiaries were eligible to participate in the Amended and Restated Plan. However, in 2025, we only granted awards under the 2021 Plan to 6 non-employee directors, 25 officers and other employees of the Company and its subsidiaries, and 3 individual consultants of the Company and its subsidiaries.
Administration
The Amended and Restated Plan is administered by the Compensation Committee (the “Committee”). The Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The Committee may delegate certain of its award authority to the extent permitted by applicable law. The Committee may amend, modify, or supplement the terms of any outstanding award including the authority, in order to effectuate the purposes of the Plan, to modify awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.
Number of Authorized Shares
The current limit on the total number of shares that may be issued or delivered with respect to awards granted under the 2021 Plan (since the adoption of the plan in 2021) is the sum of (i) 5,250,000 shares, plus (ii) any shares subject to outstanding awards under the 2015 LTIP that expire, terminate, or are surrendered or forfeited for any reason without issuance of shares at any time after May 20, 2021 (the date the 2021 Plan was approved by the Company’s shareholders). As of March 23, 2026, the total share limit under the 2021 Plan was 5,615,232 shares of our common stock consisting of the fixed 5,250,000 shares plus 365,232 shares that had become available as of that date as a result of the expiration or termination of 2015 LTIP awards. As of March 23, 2026, 26,818 shares (or less than 0.02% of our common shares issued and outstanding as of that date) of the Company’s common stock then remained subject to outstanding awards granted under the 2015 LTIP and, as noted above, only 49,993 shares (or less than 0.04% of our common shares issued and outstanding as of that date) were available for new award grants under the 2021 Plan. If the Amended and Restated Plan is adopted, the total number of shares of our common stock authorized for issuance under the plan will increase by 5,000,000 shares (or approximately 3.68% of our common shares issued and outstanding as of March 23, 2026), such that the new share limit under the plan will be (i) 10,250,000 shares, plus (ii) any shares subject to outstanding awards under the 2015 LTIP that expire, terminate, or are surrendered or forfeited for any reason without issuance of shares at any time after May 20, 2021.
Currently, up to 5,250,000 shares may be delivered pursuant to incentive stock options under Section 422 of the Internal Revenue Code. The Amended and Restated Plan would also increase this limit on awards of incentive stock options by 5,000,000 shares, such that up to 10,250,000 shares may be issued under the Amended and Restated Plan pursuant to grants of incentive stock options. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate share limit described above. The shares of common stock issuable under the Amended and Restated Plan consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.
The proposed amendment makes no changes to the share counting rules under the Amended and Restated Plan as previously approved by our stockholders under the 2021 Plan. If any award is canceled, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the Amended and Restated Plan and thereafter are forfeited, the shares subject to such awards and the forfeited shares will again be available for grant under the Amended and Restated Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the Amended and Restated Plan:
•
any award that is settled in cash rather than by issuance of shares of common stock;

•
shares tendered or withheld to pay the option exercise price or tax withholding for any award; and

•
awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Only the net shares issued upon exercise of a stock-settled SAR will count against the share pool.
Adjustments
In the event of any corporate event or transaction, such as any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of common stock, dividend in kind, or other like change in capital structure, number of outstanding shares of common stock, distribution (other than normal cash dividends) to stockholders, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of participants’ rights, will make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding awards, the purchase price for such shares, the number and kind of shares available for future issuance under the Amended and Restated Plan, and other determinations applicable to outstanding awards.
Non-employee Director Award Limits
No awards may be granted under the Amended and Restated Plan during any one calendar year to a non-employee director that exceed, together with any cash compensation paid to the non-employee director for service on the Board during such year, (i) $500,000 for a non-employee director not serving as the Chairman, and (ii) $750,000 for a non-employee director serving as the Chairman, in either case based on the grant date fair value for accounting purposes in the case of stock options or SARs and based on the fair market value of the common stock underlying the award on the grant date for other equity-based awards. For clarity, this limit does not apply to, and will be determined without taking into account, (i) any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries, (ii) any award granted for consulting services, (iii) any incremental fair value resulting from the modification of an existing award. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group. The Amended and Restated Plan permits the disinterested members of the Board to approve exceptions to this limit for one or more individual non-employee directors in extraordinary circumstances.
Types of Awards
The Amended and Restated Plan permits the granting of any or all of the following types of awards:
•
Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Internal Revenue Code, or non-qualified stock options. The Committee sets the exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of the common stock. At the time of grant, the Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years), and other conditions on exercise.
•
Stock Appreciation Rights (SARs). The Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the Amended and Restated Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

•
Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Committee’s discretion. The restrictions may be based on continuous service with our company or the attainment of specified performance goals, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. The Committee may also grant other types of equity or equity-based awards subject to the terms of the Amended and Restated Plan and any other terms and conditions determined by the Committee.

•
Performance Awards. The Committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The Committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions. Business criteria include, but are not limited to, any of the following: (i) total sales, (ii) sales growth (with or excluding acquisitions), (iii) revenue-based measures for particular products, product lines, or product groups, (iv) income, (v) earnings per share of common stock, (vi) earnings before interest and taxes, (vii) earnings before interest, taxes, depreciation, and amortization, (viii) free cash flow, (ix) return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax), (x) cash flow return on investment, (xi) total shareholder return, (xii) stock price increases, (xiii) total business return, (xiv) economic value added or similar “after cost of capital” measures, (xv) return on sales or margin rate, in total or for a particular product, product line, or product group, (xvi) working capital (or any of its components or related metrics), (xvii) working capital improvement, (xviii) market share, (xix) measures of customer satisfaction (including survey results or other measures of satisfaction), (xx) safety (determined by reference to recordable or lost time rates, first aids, near misses, or a combination of two or more such measures or other measures), (xxi) measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery, and efficiency ratio, and (xxii) strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions, or organization restructuring. Business criteria may include any derivations of those listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).

No Repricing
Without stockholder approval, the Committee is not authorized to (i) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Amended and Restated Plan, such as stock splits, (ii) take any other action that is treated as a repricing under generally accepted accounting principles, or (iii) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units, or other equity award unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.
Clawback
Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a participant engages in certain detrimental activity. In addition, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Company’s common stock may be traded. In that regard, awards to our executive officers are subject to the Company’s Dodd-Frank Clawback Policy adopted effective as of October 2, 2023.
Transferability
Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.
Corporate Transactions and Change in Control
If the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding awards will be subject to the agreement governing the transaction. Upon a change in control of the Company, the Committee may make such provisions as it deems appropriate with respect to outstanding awards under the Amended and Restated Plan. “Change in control” is defined under the Amended and Restated Plan and requires consummation of the applicable transaction.
Term, Termination and Amendment of the Amended and Restated Plan
Unless earlier terminated by our Board of Directors, the 2021 Plan is currently scheduled to terminate, and no further awards may be granted, after March 28, 2031. If shareholders approve the Amended and Restated Plan, the term will be extended until March 12, 2036. Our Board may amend, suspend, or terminate the Amended and Restated Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the Amended and Restated Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.
New Plan Benefits
The Company has not approved any awards that are conditioned upon stockholder approval of the Amended and Restated Plan. The Company is not currently considering any other specific award grants under the Amended and Restated Plan, other than the annual grants of stock awards to our non-employee directors described in the following paragraph. If the Amended and Restated Plan had been in existence in fiscal 2025, the Company expects that its award grants for fiscal 2025 would not have been substantially different from those actually made in that year under the Amended and Restated Plan prior to the Amended and Restated Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2025, see the material under the heading “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” below.
As described under “Director Compensation” above, under our current compensation policy for non-employee directors, each non-employee director receives an annual stock award, with the number of shares subject to each award to be determined by dividing $95,000 by the closing price of our common stock on the grant date. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $14.08 (the closing price of our common stock on March 23, 2026), the number of shares that would be allocated to the Company’s six non-employee directors as a group pursuant to the annual grant formula over the remaining term of the plan is approximately 404,830 This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2026 through 2036 (the ten remaining years in the term of the Amended and Restated Plan) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the awards granted under the director equity grant program.
Additional Data
The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the Amended and Restated Plan.
“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2015 LTIP and 2021 Plan, that were subject to outstanding stock options and SARs granted under the 2015 LTIP and 2021 Plan, and that were then available for new award grants under the 2015 LTIP and 2021 Plan as of December 31, 2025 and as of March 23, 2026. In this Amended and Restated Plan proposal, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. As to the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock.
As of December 31, 2025
	Granted under 2015 LTIP	Granted under 2021 Plan	Total
Shares subject to outstanding restricted stock and restricted stock unit awards (including vested but deferred RSUs and excluding performance-based vesting awards)	0	2,101,352	2,101,352
Shares subject to outstanding performance-based vesting restricted stock and restricted stock unit awards	0	520,000	520,000
Shares subject to outstanding stock options and SARs	34,741	0	34,741
Shares available for new award grants	0	111,153	111,153
As of March 23, 2026
	Granted under 2015 LTIP	Granted under 2021 Plan	Total
Shares subject to outstanding restricted stock and restricted stock unit awards (including vested but deferred RSUs and excluding performance-based vesting awards)	0	2,104,373	2,104,373
Shares subject to outstanding performance-based vesting restricted stock and restricted stock unit awards	0	0	0
Shares subject to outstanding stock options and SARs	26,818	0	26,818
Shares available for new award grants	0	49,993	49,993
The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 89,011,410 shares issued and outstanding in 2023; 91,716,626 shares issued and outstanding in 2024; and 105,421,304 shares issued and outstanding in 2025. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2025 and March 23, 2026 was 130,447,105 and 135,741,811 shares, respectively.
“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2015 LTIP and 2021 Plan in each of the last three fiscal years, and to date (as of March 23, 2026) for 2025, are as follows:
•
552,559 shares in 2023 (which was 0.62% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2023), all of which were subject to restricted stock and restricted stock unit awards granted, under the 2021 Plan; and

•
1,658,926 shares in 2024 (which was 1.81% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2024), all of which were subject to restricted stock and restricted stock unit awards granted, under the 2021 Plan.

•
1,808,353 shares in 2025 (which was 1.72% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2025), all of which were subject to restricted stock and restricted stock unit awards granted, under the 2021 Plan.

•
683,021 shares in 2026 through March 23, 2026 (which was 0.51% of the number of shares of the Company’s common stock issued and outstanding on March 23, 2026), all of which were subject to restricted stock and restricted stock unit awards granted, under the 2021 Plan.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2015 LTIP and 2021 Plan per year over the last three fiscal years (2023, 2024 and 2025) has been, on average, 1.38% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the year in which the award was granted, assuming maximum performance.
The total number of shares of our common stock that were subject to awards granted under the 2015 LTIP and 2021 Plan that terminated or expired, respectively, in each of the last three fiscal years, and to date (as of March 23, 2026) in 2026, are as follows: 188,823 in 2023, 659,970 in 2024, 230,132 in 2025 and 7,923 to date (as of March 26, 2026) in 2026. Shares subject to 2021 Plan awards that terminated or expired, or were withheld to cover tax withholding obligations arising with respect to the award, and became available for new award grants under the 2021 Plan, as the case may be, have been included when information is presented in this Amended and Restated Plan proposal on the number of shares available for new award grants under the Amended and Restated Plan.
The Compensation Committee anticipates that the 5,000,000 additional shares requested under the Amended and Restated Plan, when taken into account with the shares currently available under the 2021 Plan (assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards), will provide the Company with flexibility to continue to grant equity awards under the Amended and Restated Plan until 2029 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.
The closing price of a share of our common stock as of March 23, 2026 was $14.08.
Aggregate Past Grants Under the 2021 Plan
As of March 23, 2026, awards covering a total of 7,408,348 shares of our common stock had been granted under the 2021 Plan since its adoption in 2021, distributed as shown in the table below. This number of shares includes shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award and became available for new award grants under the plan. This number of shares, as well as the number of shares subject to past awards in the table below, is presented as to performance-based vesting awards based on the maximum number of shares subject to the award.

NAME	Number of Shares Subject to Stock Options Granted	Number of Shares Subject to Stock Awards Granted
Named Executive Officers
Kenneth M Young – Chief Executive Officer	—	1,025,000
Cameron M. Frymyer – Executive Vice President and Chief Financial Officer	—	645,000
John J. Dziewisz – Executive Vice President, General Counsel & Secretary	—	440,000
Jimmy B. Morgan – Executive Vice President & Chief Commercial Officer	—	589,010
Christopher S. Riker – Former Executive Vice President and Chief Operating Officer	—	429,000
Total for all current executive officers as a group		2,699,010
Non-Employee Directors
Homaira Akbari	—	86,230
Naomi L. Boness	—	189,530
Alan B. Howe	—	212,744
Phillip D. Moeller	—	242,431
Rebecca L. Stahl	—	227,588
Joseph A. Tato	—	227,588
Total for all current non-employee directors as a group		1,186,111
Each other person who received at least 5% of all options and stock award granted	—	575,000
All current employees, including all current officers who are not executive officers or directors, as a group	—	1,717,500
Former officers, employees, and directors, as a group	—	1,230,727
Total	—	7,408,348
Each of the directors named in the table above, and Mr. Young, is a nominee for election as a director. No associate of any of our NEOs or non-employee directors has received an award under the 2021 Plan.
Equity Compensation Plan Information
The Company currently maintains two equity compensation plans: the 2021 Plan and the 2015 LTIP, each of which was approved by the Company’s stockholders. Stockholders are also being asked to approve the Amended and Restated Plan to increase the number of shares available for future grants under the plan, as described above. No new awards may be granted under the 2015 LTIP.

The following table sets forth, for the 2021 Plan and the 2015 LTIP, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options and SARs, and the number of shares remaining available for future award grants as of December 31, 2025.
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(2)
Equity compensation plans approved by security holders	2,656,093	63.57	111,153
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,656,093	63.57	111,153

(1)
The number of securities included within this column includes 2,621,352 shares subject to restricted stock unit awards which are not considered in determining the weighted-average exercise price of $63.57 included above.

(2)
All of the securities disclosed in this column are available for future under the 2021 Plan. This table does not reflect the additional shares that will be available under the 2021 Plan, if stockholders approve this Proposal 7. The shares available for awards under the 2021 Plan, include stock options, stock appreciation rights, restricted stock and stock unit awards, stock bonuses and other stock-based awards.

Federal Income Tax Information
The following is a brief summary of the U.S. federal income tax consequences of the Amended and Restated Plan generally applicable to our company and to participants in the Amended and Restated Plan who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations, each as in effect on the date of this proxy statement, and is subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of 1) one year from the date the participant exercised the option, and 2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.
Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Other Stock-Based Awards. The U.S. federal income tax consequences of other stock-based awards will depend upon the specific terms of each award.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code, such as the $1 million deduction limit under Internal Revenue Code Section 162(m) (applicable to compensation paid to certain covered employees).
Section 409A. We intend that awards granted under the Amended and Restated Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended and Restated Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Amended and Restated Plan permits withholding obligations to be satisfied through share withholding at up to maximum statutory rates. We are not required to issue any shares of common stock or otherwise settle an award under the Amended and Restated Plan until all tax withholding obligations are satisfied.
Recommendation and Vote Required
Our Board unanimously recommends that stockholders vote “FOR” the Amended and Restated 2021 Long-Term Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast and, as a result, will have the effect of an “AGAINST” vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on this proposal. Broker non-votes will have no effect on the vote on this proposal.
All members of our Board and all of our executive officers are eligible for awards under the 2021 Plan and thus have a personal interest in the approval of the 2021 Plan proposal.

COMPENSATION DISCUSSION AND ANALYSIS

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Executive Summary

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We are Committed to Compensation Best Practices

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Compensation Philosophy and Process

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Key 2025 Compensation Decisions

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Other Compensation Practices and Policies

Executive Summary
2025 PERFORMANCE
For 2025, our consolidated revenues were $587.7 million, which remained stable compared to 2024. Our net loss from continuing operations in 2025 was $32.8 million compared to a net loss from continuing operations of $104.3 million in 2024. Our operating income in 2025 was $20.7 million, compared to operating loss of $16.3 million in 2024, and 2025 consolidated Adjusted EBITDA was $43.7 million, an increase of 107% compared to $21.2 million in 2024. Total Company bookings in 2025 were $549.6 million, a 26% decrease compared to full year 2024 bookings, and our backlog at December 31, 2025 was $423.6 million, a 14% decrease compared to December 31, 2024. Additional information regarding adjusted EBITDA, a non-GAAP financial measure, can be found in Appendix A.
We believe that expected industry tailwinds provide a strong foundation to grow in 2026 and beyond as we continue to drive for higher margins and improved cash flows. Overall, we are seeing increased use of coal power generation, as well as upgrades, and enhancements driving strong demand for our diverse portfolio of technologies, and we expect this will further drive increases to our backlog and bookings. We see an increased demand for fossil fuel power directly correlating with our ability to provide solutions faster utilizing proven steam generation technologies. We also remain dedicated to our development, engineering and construction activities around our several BrightLoop projects BrightLoop technology.
2025 PAY-FOR-PERFORMANCE
Our executive compensation programs are based on a strong alignment between pay and performance. Decisions by the Compensation Committee of the Board, which we refer to in this discussion as the “Compensation Committee,” in 2025 also took into account prior feedback from our stockholders and concern for retention of key personnel.
The strong alignment between pay and performance in our executive compensation program is reflected in the payout amounts under our cash incentive program.
MANAGEMENT OVERVIEW
Compensation decisions for our NEOs are made by the Compensation Committee. Key features of our executive compensation program for the NEOs are outlined in this “Compensation Discussion and Analysis”.
The following five executive officers are our NEOs for 2025, each of whom, with the exception of Messers. Morgan and Riker, was still serving as an executive officer as of December 31, 2025.

NAME	TITLE (AS OF LAST DAY OF 2025)
Kenneth M. Young	Chief Executive Officer
Cameron M. Frymyer	Executive Vice President & Chief Financial Officer
John J. Dziewisz*	Executive Vice President, General Counsel & Corporate Secretary
Jimmy B. Morgan*	Executive Vice President & Chief Commercial Officer
Christopher S. Riker*	Former Executive Vice President and Chief Operating Officer

*
Mr. Frymyer was appointed as the Company’s Executive Vice President & Chief Financial Officer effective January 1, 2025. Mr. Riker was appointed as the Company’s Executive Vice President & Chief Operating Officer effective January 1, 2025 but then stepped down effective August 29, 2025. Mr. Morgan ceased serving in an executive officer capacity in 2025. On January 8, 2026, the Company announced that Mr. Dziewisz will be leaving the Company effective May 31, 2026.

2025 SAY-ON-PAY VOTE
At our 2025 annual meeting, over 76% of the votes cast on our advisory vote to approve NEO compensation were cast in favor of our executive compensation program. We consider this to be a strong affirmation that our stockholders support our executive compensation program. We hope to continue to achieve high levels of support in future votes and intend to continue our efforts to engage with our stockholders for their views on our compensation programs.

KEY 5 PROGRAM ELEMENTS
The main elements of our 2025 executive compensation program, a description of each element, and an explanation as to why we pay each element, are provided below (although not all NEOs received some or all of these compensation elements, as discussed in this Compensation Discussion and Analysis):
Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate the NEO
Annual Cash Incentive Compensation	Short-term cash incentive compensation paid based on performance against annually established financial performance goals	Reward and motivate the NEO for achieving key short-term performance objectives
Long-Term Incentive Compensation	Annual equity compensation awards of restricted stock units and performance-based restricted stock units; or long-term incentive-based cash compensation opportunity	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership and/or rewarding the achievement of goals that we believe will drive long-term stockholder value
Health, Welfare and Retirement Benefits	Qualified retirement plans and health care and insurance	Attract and retain the NEO by providing market-competitive benefits
Severance and Change in Control Arrangements	Reasonable severance payments and benefits provided upon an involuntary termination, including an involuntary termination following a change in control of the Company	Help attract and retain high quality talent by providing market-competitive severance protection, and help encourage the NEO to direct his or her attention to stockholders’ interests, notwithstanding the potential for loss of employment in connection with a change in control

We Are Committed to Compensation Best Practices
The Compensation Committee believes that our executive compensation program follows best practices aligned to stockholder interests, summarized below:
WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value, with a significant portion of NEOs’ overall compensation tied to our performance	No excise tax gross-ups upon a change in control
Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals, compensation committee comprised solely of independent directors and use of an independent compensation consultant	No discounting, reloading or re-pricing of stock options without stockholder approval
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination	No guaranteed incentive awards for executives
Clawback provisions in annual and equity incentive compensation plans	No “single trigger” change in control acceleration of equity awards or severance payments
Policies prohibiting executives for hedging or pledging our stock
Strong stock ownership guidelines for executives (five times base salary for CEO and three times base salary for other NEOs)
Annual say-on-pay vote to approve compensation paid to our NEOs
OUR COMPENSATION PHILOSOPHY AND PRACTICES
We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use annual cash incentives and equity or other long-term incentives to drive for strong results for our stockholders.
Our compensation program is designed to:
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Incent and reward annual and long-term performance;

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Set rigorous, but motivating goals;

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Align interests of our executives with our stockholders; and

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Attract and retain well-qualified executives.

The Compensation Committee generally works with management to help ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.
The roles and the responsibilities of the Compensation Committee, management and our independent compensation consultant for 2025 are summarized here.
Compensation Committee (Three Independent Directors)
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Established and implemented our executive compensation philosophy;

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Aimed to ensure the total compensation paid to our NEOs was fair and competitive, and motivated high performance; and

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Subscribed to a “pay-for-performance” philosophy when designing executive compensation programs that intended generally to place a substantial portion of each executive’s target compensation “at risk” and make it performance-based, where the value of one or more elements of compensation was tied to the achievement of financial or other measures we considered important drivers in the creation of stockholder value.

B&W Management
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Prepared information and materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee;

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Mr. Young provided recommendations regarding compensation of certain of the other NEOs; and

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As requested by the Compensation Committee, Mr. Young and senior human resources personnel attended Compensation Committee meetings and provided input on our executive compensation program (other than their own compensation levels).

Consultant to our Compensation Committee
In 2025, the Compensation Committee engaged Willis Towers Watson (WTW) as an independent compensation consultant to:
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Provide the Compensation Committee with information and advice on the design and structure of executive and director compensation;

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Provide market survey data for comparative market analysis (competitive market data for the Compensation Committee’s executive compensation decisions is drawn from the WTW Executive Compensation Survey). The Committee considers the WTW Executive Compensation Survey generally, to inform its business judgment, does not set compensation levels at any particular benchmark level against the survey data, and considers the survey data generally without particular focus on any one specific company or group of specific companies included in the survey data;

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Advise the Compensation Committee on external market factors and evolving compensation trends; and

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Provide the Company assistance with regulatory compliance and changes regarding compensation matters.

During 2025, management engaged WTW to perform other broad-based compensation and benefits consulting work for the Company. Although the Compensation Committee did not specifically approve these other engagements, the Compensation Committee has reviewed the other services provided by WTW and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and WTW (or any individuals working on the Company’s account on WTW’s behalf). During 2025, WTW received $112,200 in fees for providing services to the Company for work other than with respect to executive and director compensation, and WTW received $19,388 for its services with respect to executive and director compensation.
Plan Design and Risk Management
We subscribe to a “pay-for-performance” philosophy. As such:
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Incentive Compensation Tied to Performance — Generally, our participating NEOs’ annual cash incentive compensation is “at risk,” with the value tied to the achievement of financial and other measures we consider important drivers of stockholder value.

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Equity Incentive Compensation Subject to Forfeiture for Certain Acts — The Compensation Committee may generally terminate outstanding equity awards if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

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Annual and Equity Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts in accordance with our clawback policy (discussed below).

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Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviewed the risks and rewards associated with our compensation programs. The programs were designed with features that mitigate risk without diminishing the incentive nature of the compensation.
We believe our compensation programs encourage and reward prudent business judgment and appropriate risk- taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.
Key 2025 Compensation Decisions
BASE SALARIES
The Compensation Committee believes that the payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect short-term cash incentive compensation because each NEO’s target opportunity is expressed as a percentage of base salary.
In setting base salaries, the Compensation Committee considers comparability to compensation practices and compensation data from companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries, our financial resources, our contractual obligations to our NEO’s and certain third party service providers, as well as the level of experience and expertise of individuals. No particular weight is assigned to any individual item.
The following table shows the 2025 annual base salary approved by the Compensation Committee for each of the NEOs.
NAME	ANNUAL BASE SALARY AS OF DECEMBER 31, 2025	ANNUAL BASE SALARY AS OF DECEMBER 31, 2024	PERCENTAGE INCREASE
Kenneth M. Young	$800,000	$800,000	0%
Cameron M. Frymyer	$500,000	$400,000	25%
John J. Dziewisz	$500,000	$450,000	11%
Jimmy B. Morgan	$550,000	$550,000	0%
Christopher S. Riker	N/A	$425,000	N/A
The 2025 salary increases for certain of our NEOs were approved by the Compensation Committee in its judgment, taking into account the factors noted above and, in the case of Mr. Frymyer, his promotion to the position of Executive Vice President & Chief Financial Officer in January 2025.
ANNUAL CASH INCENTIVES
The Compensation Committee believes that providing an annual cash incentive opportunity is an important element of any compensation program, which motivates management to achieve thoughtfully determined strategic objectives, including financial performance objectives.
Our NEOs were provided a performance bonus opportunity under our Annual Cash Incentive Plan (the “AIP”) for 2025.
Adjusted EBITDA was selected as the only metric under the AIP for 2025 because of the importance that the Board and management placed on growing earnings.

Each NEO had a “target” bonus opportunity (expressed as a percentage of the NEO’s annual base salary) under the AIP. If the Company’s 2025 adjusted EBITDA (determined after taking into account the payment of bonuses) was at a “threshold”, “target” or “maximum” level of performance, 75%, 100%, 150%, respectively, of each NEO’s target bonus level would be paid, with payment determined on a straight-line basis for performance between these levels, and no payment made if performance fell below the threshold level.
In setting target bonus opportunities, the Compensation Committee considers, among other things, comparability to compensation practices and compensation data from companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries, our financial resources, our contractual obligations to our NEO’s and certain third party service providers, as well as the level of experience and expertise of individuals. No particular weight is assigned to any individual item. The Compensation Committee set the following target bonus levels for our NEOs under the 2025 AIP: Mr. Young — $800,000, Mr. Frymyer — $375,000, Mr. Morgan — $275,000, and Mr. Dziewisz — $375,000. Mr. Riker’s target bonus was set at $375,000 but he was not eligible to receive a bonus for 2025 due to the termination of his employment during the year.
The Compensation Committee believes that our forecasting process produces rigorous goals that are challenging, yet attainable if the businesses perform as expected. As a result, the Compensation Committee set the threshold, target and maximum levels of adjusted EBITDA (determined after taking into account the payment of bonuses) for purposes of the 2025 AIP at $60 million, $70 million, and $90 million, respectively.
In early 2026, our Compensation Committee reviewed our 2025 financial performance results and determined that for purposes of our AIP, our actual adjusted EBITDA was $43.7 million, and that our adjusted EBITDA would have been over $80 million if we had not sold certain business units in 2025 (additional information regarding adjusted EBITDA can be found in Appendix A). Accordingly, the 2025 AIP payout percentage was determined to be 125% for all participants.
LONG-TERM CASH INCENTIVE AWARDS
On May 6, 2024, the Compensation Committee approved and established a long-term cash incentive structure for certain eligible employees including all of the NEOs. On March 14, 2025 the Compensation Committee amended the 2024-2026 long-term cash incentive plan targets to better align with the Compensation Committee’s views of the Company’s performance at that time. The 2024-2026 long-term cash incentive plan is designed to incentivize growth in our adjusted EBITDA over the two-year performance period covered by the awards (2024 and 2025). Each recipient of a long-term cash incentive award has a bonus opportunity based 50% on our adjusted EBITDA for 2024 and 50% on our adjusted EBITDA for 2025. The adjusted EBITDA goal for the portion of the long-term cash incentive awards for our NEOs corresponding to 2024 was $100 million and corresponding to 2025 was $100 million. In addition, the awards promote retention of key employees as the recipient will only earn a bonus if the recipient remains employed with the Company or one of its subsidiaries through December 31, 2026 (except that the Compensation Committee may pay up to half of any such bonus opportunity corresponding to 2024 or 2025 following the end of that year). The total long-term cash incentive opportunity for each of our NEOs is as follows: Kenneth M. Young — $1,600,000; Jimmy B. Morgan — $1,100,000; Cameron Frymyer — $1,000,000; and John J. Dziewisz — $1,000,000 (in each case, with half of the total amount shown allocated to each of the two years covered by the award). Our adjusted EBITDA achieved for 2024 was $68.9 million, which excludes adjusted EBITDA for discontinued operations in 2024. In March 2025, the Compensation Committee determined that it was advisable to approve payment of the half of each long-term cash incentive opportunity that corresponded to 2024 (even though the adjusted EBITDA goal for 2024 was not met) to take into account the Company’s overall performance for 2024 as well as the completion of the business unit dispositions in 2024 and the need to retain the Company’s management team. The Compensation Committee also adjusted the EBTIDA target under the plan for 2025 (from $100 million to $80 million) to take into account the impact of the business unit dispositions. In March 2026, the Compensation Committee determined that our 2025 adjusted EBITDA would have been over $80 million if not for the sale of certain business units in 2025 (sales that had not been taken into account when the target was reduced to $80 million) and therefore determined that the target as intended was achieved.
EQUITY INCENTIVE AWARDS
The Compensation Committee believes that it is important to attract and retain qualified personnel by offering an equity-based program that is competitive and that is designed to encourage each of our NEOs to balance short-term Company goals with long-term performance and to foster executive retention. Use of equity-based awards, with a value dependent on our stock price, is also intended to further align the interests of participating NEOs with the interests of our stockholders.

In 2025, we provided equity incentive compensation awards to our NEOs in the form of time-based RSUs. The Compensation Committee has decided to grant restricted stock units rather than stock options in recent years based on the belief that fewer RSUs could be granted (relative to stock options) to deliver the same grant date fair value, RSUs have retentive value even if our stock price does not appreciate and continue to align the executives’ interests with the interests of stockholders as the value of the awards is dependent upon our stock price. For all executives, the time-based RSU awards vest ratably over three years. The 2025 RSU awards were granted by the Compensation Committee effective August 7, 2025.
The size of the RSU awards granted in 2025 was generally based on the Compensation Committee’s review of each participating NEO’s experience, role, and scope of duties, in order to provide competitive equity incentive opportunities. Use of equity-based awards was intended to further align the interests of participating NEOs with the interests of our stockholders, which is another important objective of our executive compensation program.
The following table summarizes the number of shares subject to the 2025 annual equity incentive award for each participating NEO. Mr. Riker did not receive an annual equity award for 2025 because of his separation from employment with the Company during the year. However, Mr. Riker did receive an award of 174,000 RSUs in 2025 pursuant to his separation agreement with the Company as described in the “Potential Payments Upon Termination or Change in Control — Separation Agreement with Christopher Riker” section below.
NAME	RESTRICTED STOCK UNITS
Kenneth M. Young	150,000
Cameron M. Frymyer	115,000
John J. Dziewisz	115,000
Jimmy B. Morgan	100,000
Christopher S. Riker	—
THIRD-PARTY COMPENSATION ARRANGEMENTS
Mr. Young served as our Chief Executive Officer for all of 2025. However, as described under “Certain Relationships and Related Transactions” above, for a portion of 2024 we were party to contractual arrangements with third parties with respect to Mr. Young’s services.
Until September 20, 2024, Mr. Young received his salary and benefits from B. Riley Financial, Inc. and its affiliates and we paid BRPI LLC $62,500 per month for Mr. Young’s services as Chief Executive Officer pursuant to the BRPI Consulting Agreement. In 2022, the Company paid BRPI LLC a $1,000,000 retention bonus that was scheduled to vest in 36 monthly installments beginning March 2022 and ending with February 2025. In connection with the September 2024 termination of the services under the BRPI Consulting Agreement, BRPI LLC agreed to pay the then-unvested portion of the retention bonus ($250,002) to OpenSky or Mr. Young as such portion of the retention bonus would continue to vest based on their provision of services to the Company. Effective September 20, 2024, the Company paid OpenSky $66,666.66 per month for Mr. Young’s services as Chief Executive Officer pursuant to the OpenSky Consulting Agreement. The OpenSky Consulting Agreement also provided that the Company would pay OpenSky a signing bonus of $800,000, and OpenSky agreed to pay a pro-rata portion of such amount back to the Company if, during the three-year period following September 20, 2024, the Company terminated Mr. Young’s services for cause or Mr. Young voluntarily terminated his services with the Company. On November 8, 2024, the Company entered into an Executive Employment Agreement with Mr. Young (as summarized below under “Compensation of Executive Officers — Employment Agreement and Severance Arrangements” and “Potential Payment Upon Termination or Change in Control”) to take effect December 1, 2024. The Executive Employment Agreement with Mr. Young terminated the OpenSky Consulting Agreement as of December 1, 2024.
OTHER OUTSTANDING RETENTION AWARDS
In March 2022, the Compensation Committee awarded retention bonus opportunities (the “Retention Bonuses”) to all of our NEOs, and to other employees who satisfied certain eligibility criteria. The Compensation Committee determined that the Retention Bonuses were appropriate given our employees’ efforts relative to the Company’s strong financial performance during 2021, the fact that annual incentives under the 2021 EICP did not pay out because the performance target was narrowly missed as discussed in our 2022 proxy statement, and the need to retain our leadership team and key talent. The Retention Bonuses granted to the NEOs were as follows: Kenneth M. Young — $1,000,000 (which was paid to BRPI LLC); Jimmy B. Morgan — $300,000; Christopher S. Riker — $100,000; and John J. Dziewisz — $300,000. Vesting of each NEO Retention Bonus is subject to the recipient’s employment with us through the applicable vesting date, with full vesting if the recipient’s employment is terminated without cause or due to the recipient’s death or disability. Vesting is scheduled to occur in 36 monthly installments beginning March 2022 and ending with February 2025.
In March 2024, the Compensation Committee awarded a special incentive bonus with a retention component to Mr. Young in recognition of his contribution to the completion of the Company’s Senior Debt Refinancing in January 2024. The March 2024 retention bonus granted to Mr. Young was $300,000 (which was paid in September 2024 to OpenSky, LLC). Vesting of the March 2024 Retention Bonus is subject to Mr. Young’s employment with us through the applicable vesting date, with full vesting if his employment is terminated without cause or due to the recipient’s death or disability. Vesting is scheduled to occur in 36 monthly installments beginning March 2024 and ending with February 2027.
In August 2025, the Compensation Committee awarded a special incentive bonus with a retention component to Messers. Young, Frymyer, and Dziewisz in recognition of the sale of Diamond Power International, LLC. and the related restructuring of Bond Debt. Also in August 2025, the Compensation Committee awarded a special incentive bonus with a retention component to Mr. Morgan in recognition of securing funding for BrightLoop Commercialization from the state of West Virginia. The August 2025 retention bonuses granted to the NEOs were as follows: Kenneth M. Young — $2,750,000; Cameron Frymyer — $1,500,000; John J. Dziewisz — $500,000; Jimmy Morgan — $500,000. Vesting of each NEO retention bonus is subject to the recipient’s employment with us through March 2028, with full vesting if the recipient’s employment is terminated by the Company without cause or due to recipient’s death or disability.
Other Compensation Practices and Policies
BENEFITS
To the extent they are eligible, NEOs may participate in our tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. The 401(k) plan includes a Company matching benefit up to 5% of eligible compensation for plan participants.
SEVERANCE AND CHANGE IN CONTROL PROTECTION
NEOs who participate in our Executive Severance Plan are eligible to receive certain severance benefits in case of an involuntary termination without “cause,” including a resignation by the executive due to certain adverse changes in employment that constitute “good reason.” Due to the uncertainties that typically accompany a potential change in control transaction, the Executive Severance Plan was amended in 2025 to enhance the benefits payable should such a termination of the participant’s employment occur within 12 months following a change in control of the Company. Messrs. Frymyer, Morgan, and Dziewisz participate in the Executive Severance Plan. Mr. Young does not participate in the Executive Severance Plan because we are a party to an employment agreement with Mr. Young that provides similar severance benefits. The Compensation Committee believes the severance benefits provided to these NEOs through the Executive Severance Plan as well as through Mr. Young’s employment agreement are reasonable in both amount and type. These arrangements do not provide for any tax gross-ups. Our equity grant agreements also provide for double-trigger vesting upon a change in control. However, these arrangements do not provide “single-trigger” payments or accelerated vesting of equity awards solely because a change in control occurs.
The severance benefits provided to these NEOs are further described below under “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these arrangements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.
In August 2025 in connection with Mr. Riker’s separation from employment, the Company entered into a separation agreement with Mr. Riker. The separation agreement is described in the “Potential Payments Upon Termination or Change in Control — Separation Agreement with Christopher Riker” section below.

STOCK OWNERSHIP GUIDELINES
We maintain Stock Ownership Guidelines that apply to our executive officers. These guidelines establish minimum stock ownership levels of two to five times annual base salary for executives. The ownership multiples applicable to our continuing NEOs are:
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CEO — Five times base salary; and

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Other NEOs — Three times base salary.

If an executive officer doesn’t satisfy such level of ownership, the executive is required to hold (toward meeting the required level of ownership) at least half of the net shares acquired under any equity or equity-based award granted by the Company to the executive. For this purpose, “net shares’ generally means the number of shares acquired by the executive under the award after shares are sold or withheld to satisfy any applicable tax obligations arising in connection with the award and, in the case of shares acquired under a stock option, to satisfy the applicable option exercise price. Stock ownership that counts toward meeting the required level of ownership includes shares of Company stock owned outright by the individual or members of his or her family residing in the same household, shares subject to outstanding Company restricted stock and restricted stock unit awards granted to the individual, shares of Company stock held under a Company retirement plan for the benefit of the individual, and shares of Company stock held in a trust in which the individual has a pecuniary interest.
NO HEDGING OR PLEDGING TRANSACTIONS
We maintain a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on our common stock or otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of our common stock. The directors, officers and employees are also prohibited from pledging our securities and engaging in short sales of our securities.
COMPENSATION RECOVERY (CLAWBACK) POLICY
In accordance with SEC and NYSE requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
TIMING OF EQUITY AWARD APPROVALS
To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock awards effective as of the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the SEC.
TAX CONSIDERATIONS
Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year.
As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
We, the members of the Compensation Committee set forth below, have reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Form 10-K.
The Compensation Committee
Joesph A. Tato (Chair)
Naomi L. Boness
Alan B. Howe

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes (as applicable) the compensation of each person who served as our Chief Executive Officer (“CEO”) during 2025, each person who served as our Chief Financial Officer (“CFO”) during 2025, and the three highest-paid executive officers who were still serving as executive officers as of December 31, 2025. We refer to these persons as our Named Executive Officers or NEOs.
2025 Summary Compensation Table
NAME AND PRINCIPAL POSITION	YEAR	SALARY(1) ($)	BONUS(2) ($)	STOCK AWARDS(3) ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)
Kenneth M. Young Chief Executive Officer	2025	800,000	908,327	196,500				15,000	1,919,827
	2024	766,666	1,972,222	143,750					2,882,638
	2023	750,000	333,333						1,083,333
Cameron M. Frymyer Executive Vice President & Chief Financial Officer	2025	500,000	316,667	150,650				8,333	975,650

John J. Dziewisz Executive Vice President, General Counsel and Corporate Secretary	2025	500,000	216,667	150,650				14,750	882,067
	2024	450,000	83,334	92,000				14,563	639,837
	2023	450,000	100,000					14,063	564,063
Jimmy B. Morgan Executive Vice President & Chief Commercial Officer	2025	550,000	233,333	131,000				9,167	923,500
	2024	550,000	83,334	92,000				9,167	734,501
	2023	550,000	100,000	299,451				9,167	958,618
Christopher S. Riker Former Executive Vice President & Chief Operating Officer	2025	333,333	150,000	306,240				487,042	1,276,615
	2024	425,000	11,805	115,000				11,802	563,607
	2023	400,000	33,333					11,667	445,000

(1)
With respect to Mr. Young, represents consultant fees paid to third party provider for 2023 and eleven months of 2024, for Mr. Young’s salary. Mr. Young served as CEO pursuant to the BRPI consulting agreement until September 20,2024, and pursuant to a consulting agreement with OpenSky, LLC from September 2024 through November 2024. See “Compensation Discussion and Analysis — Third Party Compensation Arrangements.” For 2024, Mr. Young’s salary includes $666,666.66 paid to third party providers for the portion of the year he served as a consultant and $66,666.66 paid directly to Mr. Young for December 2024.

(2)
With respect to each of the NEOs, represents the portion of the special three-year cash retention bonus granted in 2022 which vested in the applicable fiscal year. With respect to Mr. Young the amount for 2025 includes a prorated portion of the special incentive and retention bonus paid in March 2024 in connection with the completion of the Company’s Senior Debt Refinancing in January 2024 ($83,333.33) and of signing bonus ($88,888.88) paid in 2024 to OpenSky, LLC. With respect to Mr. Riker, represents the portion of the three-year cash retention bonus granted in November 2024 which vested in the applicable fiscal year. See “Compensation Discussion and Analysis — Other Outstanding Retention Awards.” For Mr. Young, the payment for his services before December 2024 was made to BRPI and to OpenSky.

(3)
Represents the aggregate grant date fair value of stock awards granted during the applicable year in accordance with FASB ASC Topic 718. For additional information, see Note 18 (“Stock-Based Compensation”) to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025 (and, for awards granted in prior fiscal years, the corresponding note to our audited financial statements in our annual report on Form 10-K for that year).

(4)
Except as described below in this footnote, the amounts reported in this column for 2025 represent the total amount of matching and service-based contributions made to each participating NEO under the Company’s 401(k) plan. Under the Company’s 401(k) plan, the Company will match 100% of an employee’s contributions to the plan up to 5% of the employee’s eligible compensation. The amount reported for Mr. Riker in this column for 2025 includes $12,042 in matching and service based contributions made under the Company’s 401(k) plan, and $475,000 in severance pursuant to Mr. Riker’s separation agreement with the Company (which reflects the total cash severance of $500,000 less $25,000 corresponding to a clawed-back bonus which had previously been included in the Summary Compensation Table).

2025 Grants of Plan-Based Awards
The following table provides additional information on stock awards and non-equity incentive plan awards, made to our NEOs by us during the year ended December 31, 2025.
NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(2)	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(3)
			THRESHOLD	TARGET	MAXIMUM(1)	THRESHOLD	TARGET	MAXIMUM
Mr. Young	—	—	N/A	1,600,000	N/A	—	—	—	—	—	—

	—	—	600,000	800,000	1,200,000	—	—	—	—	—	—
	8/7/2025	8/7/2025	—	—	—	—	—	—	150,000	—	183,000
Mr. Frymyer	—	—	N/A	1,000,000	—	—	—	—	—	—	—

	—	—	281,250	375,000	562,500	—	—	—	—	—	—
	8/7/2025	8/7/2025	—	—	—	—	—	—	115,000	—	140,300
Mr. Dziewisz	—	—	N/A	1,000,000	N/A	—	—	—	—	—	—

	—	—	281,250	375,000	562,500	—	—	—	—	—	—
	8/7/2025	8/7/2025	—	—	—	—	—	—	115,000	—	140,300
Mr. Morgan	—	—	N/A	1,100,000	N/A	—	—	—	—	—	—

	—	—	206,250	275,000	412,500	—	—	—	—	—	—
	8/7/2025	8/7/2025	—	—	—	—	—	—	100,000	—	122,000
Mr. Riker	—	—	N/A	1,000,000	N/A	—	—	—	—	—	—

	—	—	281,250	375,000	562,500	—	—	—	—	—	—
	8/7/2025	8/7/2025	—	—	—	—	—	—	174,000	—	295,800

(1)
These columns include, for each NEO, the NEO’s long-term cash incentive plan opportunity awarded in 2024 (reported on the first row for each NEO) and the NEO’s 2025 annual cash incentive opportunity (reported on the second row for each NEO).

(2)
This column represents the number of time-based RSUs granted in 2025. The vesting of RSUs is subject to continued employment through the date of vesting. For additional information, see “Compensation Discussion and Analysis — Equity Incentive Awards” above except that Mr. Riker’s award was fully vested at grant pursuant to the terms of his separation with the Company.

(3)
This column represents the aggregate grant date fair value of equity awards granted in 2025, calculated in accordance with FASB ASC Topic 718. See footnote (3) to the Summary Compensation Table.

Employment Agreement and Severance Arrangements
Through November 2024, Mr. Young’s services to the Company were provided pursuant to independent contractor agreements with the B. Riley Affiliate and OpenSky, LLC, as previously described. We entered into an Employment Agreement with Mr. Young on November 8, 2024 that took effect on December 1, 2024. The Employment Agreement provides for Mr. Young’s employment with the Company as our CEO. The Employment Agreement includes the following compensation and benefits for Mr. Young while he serves the Company in that position:
•
Mr. Young will be entitled to an annual base salary of $800,000, which may be increased (but not decreased) by the Board (or a committee thereof) from time to time.

•
Mr. Young will be entitled to an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Board (or a committee thereof) and other factors deemed relevant to the Board (or a committee thereof). Mr. Young’s annual target bonus opportunity will be 100% of his base salary for the corresponding year.

•
Any Company equity-based awards for Mr. Young will be determined by the Board (or a committee thereof) in its sole discretion.

•
Mr. Young will be entitled to participate in the Company’s employee benefit plans and arrangements generally made available to the Company’s other senior executives. Mr. Young will also be reimbursed for reasonable air fare between the state of his principal residence (his principal place of employment) and the Company’s headquarters in Akron, Ohio and for the reasonable cost of lodging while working in the Company’s offices.

The term of Mr. Young’s employment with the Company under the Employment Agreement is for an initial five-year term through December 1, 2029, with automatic one-year renewals unless one party has provided the other party with at least 90 days’ advance notice of non-renewal of the term and subject to earlier termination of employment by either the Company or Mr. Young. The Employment Agreement provides that, should Mr. Young’s term of service as a member of the Board end during the term of the Employment Agreement, the Company will nominate Mr. Young for re-election as a member of the Board in connection with the expiring term (provided that Mr. Young is able and willing to continue to serve in such capacity and subject to applicable laws).
For a discussion of the severance and change in control provisions of Mr. Young’s employment agreement, the executive severance plan applicable to Messrs. Frymyer, Morgan, and Dziewisz and the change in control agreement for Mr. Morgan, see “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following “Outstanding Equity Awards at 2025 Fiscal Year-End” table summarizes the equity awards with respect to shares of our common stock that were held by our NEOs and outstanding as of December 31, 2025.
		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITES OR OTHER RIGHTS THAT HAVE ($)(1)
Mr. Young
SARS	12/18/2018	843,500	—	20.00	12/18/2028	—	—	—	—
RSU	8/5/2024	—	—	—	—	83,334(3)	528,338(1)	—	—
RSU	8/7/2025	—	—	—	—	150,000(4)	951,000(1)	—	—
PSU	7/28/2022	—	—	—	—	—	—	150,000(5)	951,000
Mr. Frymyer
RSU	8/4/2023	—	—	—	—	16,667(2)	105,669(1)	—	—
RSU	8/5/2024	—	—	—	—	66,667(3)	422,669(1)	—	—
RSU	8/7/2025	—	—	—	—	115,000(4)	729,100(1)	—	—
PSU	7/28/2022	—	—	—	—	—	—	75,000(5)	475,500
Mr. Dziewisz
Stock Options	3/1/2016	619	—	137.6	3/1/2026	—	—	—	—
Stock Options	3/6/2018	1,913	—	41.7	3/6/2028	—	—	—	—
RSU	8/5/2024	—	—	—	—	53,334(3)	338,138(1)	—	—
RSU	8/7/2025	—	—	—	—	115,000(4)	729,100(1)	—	—
PSU	7/28/2022	—	—	—	—	—	—	75,000(5)	475,500
Mr. Morgan
Stock Options	3/6/2018	5,995	—	41.7	3/6/2028	—	—	—	—
RSU	8/5/2024	—	—	—	—	53,334(3)	338,138(1)	—	—
RSU	8/7/2025	—	—	—	—	100,000(4)	634,000(1)	—	—
PSU	7/28/2022	—	—	—	—	—	—	125,000(5)	792,500
Mr. Riker	—	—	—	—	—	—	—	—	—

(1)
Based on the closing market price of our common stock on December 31, 2025 of $6.34, as reported on the New York Stock Exchange.

(2)
This time-based RSU is scheduled to vest on August 4, 2026.

(3)
These time-based RSUs are scheduled to vest in ratable installments on August 5, 2026 and 2027.

(4)
These time-based RSUs are scheduled to vest in ratable installments on August 7, 2026, 2027 and 2028

(5)
These performance-based stock units (“PSUs”) were scheduled to vest only if the closing price of the B&W common stock is $12 or more within the performance period of July 28, 2022 through July 27, 2027 (and, accordingly, vested on March 5, 2026 when the closing price exceeded that level).

2025 Option Exercises and Stock Vested
The following “2025 Option Exercises and Stock Vested” table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of stock awards with respect to our common stock during the year ended December 31, 2025. None of our NEOs exercised a Company stock option during 2025.
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)	VALUE REALIZED ON VESTING ($)(1)
Mr. Young			91,666	$99,499
Mr. Frymyer			66,667	$70,834
Mr. Dziewisz			50,000	$54,667
Mr. Morgan			60,000	$65,067
Mr. Riker			224,000	$354,614

(1)
For each NEO, the amounts reported in the “number of shares acquired on vesting” column in the table above represent the aggregate number of shares of Company common stock acquired by the NEO upon vesting of Company RSUs in 2025. The amounts reported for each NEO in the “value realized on vesting” column was calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting. The number of shares acquired in connection with the vesting of RSUs includes shares withheld by us to satisfy the applicable withholding taxes due in connection with the vesting and payment of the award.

2025 Pension Benefits
The following “2025 Pension Benefits” table summarizes our NEOs’ benefits under our tax-qualified defined benefit plan. Messrs Frymyer and Dziewisz are the only NEOs who participate in this plan.
NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(1)	PAYMENTS DURING LAST FISCAL YEAR ($)
Mr. Frymyer	Qualified Plan	28.083	652,557	—
Mr. Dziewisz	Qualified Plan	28.333	660,927	—

(1)
Present value of accumulated benefits is based on a discount rate of 5.32% for the Qualified Plan and the PRI2012 white collar mortality table with MP2021 Buck modified improvement scale.

Overview of Qualified Plan
Messers. Frymyer and Dziewisz are the only NEOs who participate in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “Qualified Plan”).
The Qualified Plan has been frozen to new entrants and benefit accruals for current participants.
For eligible participants, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses) as of the date that accruals ceased.
Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin.

DEFERRED RESTRICTED STOCK UNITS UNDER LTIP
Under the terms of the 2015 LTIP and 2021 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. These deferred RSUs will be paid by the Company in the form of Company common stock on the deferred payment date. As noted above, no NEOs elected to defer any RSUs during 2025 or held any outstanding deferred RSUs as of December 31, 2025.
Potential Payments Upon Termination or Change In Control
The following table shows potential payments to our NEOs who were employed with us on December 31, 2025 under existing contracts, agreements, plans or arrangements for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our NEOs, assuming a December 31, 2025 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $6.34 (as reported on the NYSE) on of December 31, 2025 (the last trading date of the fiscal year). These tables do not reflect amounts that would be payable to the NEOs pursuant to benefits or awards that are already vested. Mr. Riker is not included in the table below because his employment with us terminated in August 2025.
Except as otherwise indicated, amounts reported in the below tables for options, SARs, time-based RSUs and PSUs represent the value of unvested and accelerated shares or units, as applicable, calculated by:
•
for options and SARs: multiplying the number of accelerated stock options or SARs by the amount (if any) by which $6.34 (the closing price of the Company’s common stock on December 31 ,2025) exceeds the exercise or base price of the award; and

•
for RSUs: multiplying the number of accelerated units by $6.34 (the closing price of the Company’s common stock on December 31, 2025).

NAME	TERMINATION SCENARIO	CASH ($)	ACCELARATED VESTING OF EQUITY AWARDS(1) ($)	HEATLH AND WELFARE BENEFITS ($)	ACCELERATED VESTING OF RETENTION BONUS ($)	OUTPLACEMENT SERVICES ($)	TOTAL ($)
Mr. Young	Termination Without Cause / For Good Reason (No Change in Control)	2,483,602	369,835	83,602	4,650,000	12,000	7,599,039
	Termination Without Cause/ For Good Reason in Connection With a Change in Control	3,325,403	1,479,338	125,403	4,650,000	—	9,580,144
	Change in Control	—	1,479,338	—	4,650,000	—	6,129,338
	Death / Disability	—	1,479,338	—	4,650,000	—	6,129,338
Mr. Frymyer	Termination Without Cause / For Good Reason (No Change in Control)	500,000	292,109	2,141	2,000,000	12,000	2,806,250
	Termination Without Cause / For Good Reason in Connection With a Change in Control	1,500,000	1,257,438	8,566	2,000,000	—	4,766,004
	Change in Control	—	1,257,438	—	2,000,000	—	3,257,438
	Death / Disability	—	1,257,438	—	2,000,000	—	3,257,438
Mr. Dziewisz	Termination Without Cause / For Good Reason (No Change in Control)	500,000	266,809	4,685	1,000,000	12,000	1,783,494
	Termination Without Cause/ For Good Reason in Connection With a Change in Control	1,500,000	1,067,238	18,740	1,000,000	—	3,585,978
	Change in Control	—	1,067,238	—	1,000,000	—	2,067,238
	Death / Disability	—	1,067,238	—	1,000,000	—	2,067,238
Mr. Morgan	Termination Without Cause/ For Good Reason (No Change in Control)	550,000	243,035	6,772	1,050,000	12,000	1,861,807
	Termination Without Cause / For Good Reason in Connection With a Change in Control	1,650,000	972,138	27,089	1,050,000	—	3,699,227
	Change in Control	—	972,138	—	1,050,000	—	2,022,138
	Death / Disability	—	972,138	—	1,050,000	—	2,022,138

(1)
The amount reported for a “Change in Control” reflects the value of the NEO’s equity awards that would have accelerated had the awards been terminated (and not assumed or continued) in the change in control transaction (as to each NEO, this value represents the entire equity award acceleration value for the NEO in the circumstances; such value would not be in addition to the equity award acceleration value reported for the NEO on any other row in the table above). If the awards continued to remain outstanding following a Change in Control, the awards would also accelerate in the event the NEO’s employment terminated due to the NEO’s death or disability, termination by the Company without “cause”, or resignation by the NEO for “good reason”, in each case within two years following the Change in Control (or, for Mr. Young, pursuant to his employment agreement with the Company).

EXECUTIVE EMPLOYMENT AGREEMENT — Mr. Young
Mr. Young’s Employment Agreement generally provides that if Mr. Young’s employment with the Company is terminated by the Company without “cause” (as defined in the Employment Agreement), upon expiration of the term of the Employment Agreement then in effect by reason of the Company’s delivery of a notice of non-renewal, or by Mr. Young for “good reason” (as defined in the Employment Agreement), Mr. Young will be entitled to receive the following separation benefits: (1) a total of two times the sum of his annual base salary and target annual bonus, with such total amount paid out in installments over the two years following his separation date (or, in the event such termination of employment occurs on or within two years after a Change in Control (as defined in the Employment Agreement) of the Company, Mr. Young will instead be entitled to a total of three times the sum of his annual base salary and target annual bonus, with such total amount paid out in installments over the three years following his separation date); (2) payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends (pro-rata based on the number of days of employment during the year); (3) payment of an amount equal to 24 (36 if such termination of employment occurs on or within two years after a Change in Control of the Company) times the monthly cost for Mr. Young to continue healthcare coverage under COBRA for himself and his eligible dependents; (4) full vesting of any of his unvested benefits under the Company’s Supplemental Executive Retirement Plan and under the Company’s Restoration Plan; (5) as to each then-outstanding equity-based award granted by the Company to Mr. Young that vests based solely on continued service with the Company, accelerated vesting of any portion of the award that was scheduled to vest within one year after Mr. Young’s separation date (accelerated vesting of the entire outstanding and unvested portion of the award if such termination of employment occurs on or within two years after a Change in Control of the Company); and (6) as to each outstanding equity-based award granted by the Company to Mr. Young that is subject to performance-based vesting requirements, Mr. Young’s employment with the Company will be deemed to have continued for one year after his separation date (except that, if such termination of employment occurs on or within two years after a Change in Control of the Company, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement). Mr. Young’s receipt of the separation benefits described above is conditioned on Mr. Young delivering a release of claims in favor of the Company. Mr. Young is not entitled to a tax gross-up payment if any of his benefits are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, and Mr. Young’s benefits will be reduced, to the extent necessary to avoid such excise taxes, if such a reduction in Mr. Young’s benefits would put Mr. Young in a better after-tax position than receiving the benefits in full. The Employment Agreement also provides that Mr. Young will repay (or will cause OpenSky, LLC to repay) to the Company a pro-rated portion of the signing bonus previously paid to OpenSky, LLC pursuant to the Company’s Consulting Agreement with OpenSky, LLC if, before September 20, 2027, Mr. Young’s employment with the Company is terminated either by the Company for cause or voluntarily by Mr. Young.
EXECUTIVE SEVERANCE PLAN — Messrs. Frymyer, Morgan, and Dziewisz
The Company maintains an Executive Severance Plan pursuant to which participants (including Messrs. Frymyer, Morgan, and Dziewisz) are eligible to receive certain severance benefits in case of an involuntary termination of employment by the Company without “cause,” or a termination by the executive for “good reason.”
Severance. The severance payment reported for Messrs. Frymyer, Morgan, and Dziewisz represents salary continuation payments equal to 52 weeks of base salary as in effect on the date of termination. Receipt of the severance benefits under the Executive Severance Plan is generally subject to the executive executing a general release of claims and agreeing to a twelve-month non-compete, nondisclosure and other restrictive covenants.
Reimbursement of Health Care Premiums. If an executive is entitled to severance under the Executive Severance Plan as described above, the executive would also be entitled to reimbursement of the employer share of the “applicable premium” for continuation coverage under COBRA for the medical, dental and/or vision benefits in effect for the executive and his qualified beneficiaries as of the date of termination for a period of three months. The amounts reported were determined by multiplying the monthly employer cost of 2025 medical, dental and/or vision benefits for the participating NEO and his qualified beneficiaries by three.

Outplacement Services. If an executive is entitled to severance under the Executive Severance Plan as described above, the executive would also be entitled to 12 months of employer-paid outplacement services. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.
Change in Control. The Executive Severance Plan also provides that if, within 12 months following a change in control of the Company, a participating executive’s employment is terminated without cause or the executive resigns for good reason, the executive would be entitled to (in addition to the severance benefits noted above) 24 months of salary continuation and 12 months of COBRA continuation.
CHANGE IN CONTROL AGREEMENT — Mr. Morgan
Through March ’25
The Company had change in control agreements with various officers elected prior to August 4, 2016, including Mr. Morgan (but none of the other NEOs). These agreements were terminated in May 2025 in connection with the amendment to the Executive Severance Plan to add the change in control provisions described above. Generally, under the Company’s change in control agreements and certain other compensation arrangements, if an NEO’s employment was terminated within two years following a change in control (as defined in the agreement) either (1) by the Company for any reason other than cause or death or disability, or (2) by the NEO for good reason (in each case, a “qualifying termination”), the NEO would have been entitled to receive:
•
accelerated vesting in the executive’s Restoration Plan account;

•
accelerated vesting in any outstanding equity awards;

•
a cash severance payment;

•
a prorated target bonus payment;

•
payment of the prior year’s bonus payment, if unpaid at termination; and

•
a cash payment representing health benefits coverage costs.

In addition to these payments, the NEO would have been entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused reimbursements.
Severance. The severance payment made to Mr. Morgan in connection with a qualifying termination following a change in control would have been a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. The severance amount for Mr. Morgan in connection with a qualifying termination following a change in control would have also included his target annual incentive amount for the year for which the termination occurs.
TREATMENT OF LONG-TERM INCENTIVE AWARDS UNDER PLAN
Under the terms of the Company’s outstanding awards (including awards held by the NEOs), all unvested RSUs would become vested on a qualifying termination following a change in control (as defined in the applicable award agreements).
Executives are entitled to acceleration of unvested RSUs in the event that employment is terminated by reason of a Reduction in Force (as defined in the applicable RSU agreement) on or after the first anniversary of the date of grant. In the event, (i) 25% of the then- remaining outstanding RSUs will vest on the date of such termination if the termination occurs prior to the second anniversary of the date of grant and (ii) 50% of the then remaining outstanding RSUs will vest on the date of such termination if the termination occurs on or after the second anniversary of the date of grant. The term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (whether or not the executive is a participant in such plan), termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Committee designates as a reduction in force.

Executives are entitled to full acceleration of unvested RSUs in the event of a termination of employment due to death or disability, or upon a termination of employment by the Company other than for “cause” or by the executive for “good reason”, in each case within two years following a change in control.
The unvested PSUs awarded in 2022 will terminate without vesting, to the extent the applicable performance goal has not been satisfied, should a change in control of the company occur. As noted above, these PSUs vested on March 5th, 2026 when the performance goal was met.
SEPARATION AGREEMENT WITH CHRISTOPHER RIKER
In August 2025, in connection with Mr. Riker’s separation from employment, the Company entered into a separation agreement with Mr. Riker. The separation agreement provided that the Company would pay Mr. Riker a lump sum severance payment of $500,000, offset by a pro-rata portion of Mr. Riker’s November 2024 retention bonus (an offset of $296,012.50, reflecting the portion of the retention bonus that was unvested on Mr. Riker’s last day of employment with the Company), for a net payment of $203,988. The Company also granted Mr. Riker a fully-vested restricted stock unit award of 174,000 shares of our common stock, which number of restricted stock units reflected (1) 66,666 unvested restricted stock units which Mr. Riker held, and which were forfeited, in connection with his separation and (2) an award of 107,334 shares for Mr. Riker’s exemplary work in connection with our business unit sales in 2025.

CEO Pay Ratio
Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2025 was $1,919,827, and the median of the total 2025 compensation of all of our employees (excluding our CEO) was $77,847. Accordingly, we estimate the ratio of our CEO’s total compensation for 2025 to the median of the total 2025 compensation of all of our employees (excluding our CEO) to be 25 to 1.
We identified the employee with the median of the total annual compensation of all of our employees (excluding our CEO) based on our employee population as of December 31, 2025 and taking into account each employee’s total cash compensation of 2025, which consisted of salary or wages, bonus and vested incentive compensation awards but excluded the value of health and welfare benefits. Once that median employee was identified, the median employee’s total annual compensation for 2025 presented in the pay ratio above (and our CEO’s total annual compensation for 2025 presented in the pay ratio above) was determined using the same rules that apply to reporting the compensation of our NEOs in the “Total” column of the “2025 Summary Compensation Table.”
We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following table summarizes the relationship between our financial performance and the total compensation paid to our CEO and our other NEOs for the fiscal years shown in the table. (In this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our NEOs other than our CEO are referred to as our “Non-PEO NEOs”.)
Fiscal Year	Summary Compensation Table Total For CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		B&W Net Income ($ Millions)(5)	B&W Adjusted EBITDA ($ Millions)(6)
					B&W TSR ($)(4)	Peer Group TSR ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$1,919,827	$3,548,414	$1,014,458	$2,209,800	$178.63	$282.63	$(32.8)	$43.70
2024	$2,882,638	$3,000,972	$788,225	$789,631	$44.99	$222.00	$(72.9)	$68.90
2023	$1,083,333	$(469,003)	$629,026	$(77,627)	$40.05	$163.00	$(75.8)	$79.10
2022	$3,172,778	$2,692,278	$1,956,613	$1,963,452	$158.30	$128.46	$(14.2)	$72.40
2021	$2,206,000	$4,765,500	$1,151,583	$3,108,198	$247.46	$121.40	$32.0	$70.60
(1)
Mr. Young was our CEO for each of the five years included in the table above. For 2025, our Non-PEO NEOs were Messrs. Frymyer, Morgan, Dziewisz, and Riker. For 2024, our Non-PEO NEOs were Messrs. Morgan, Dziewisz, Riker and Louis Salamone Jr. For 2023, our Non-PEO NEOs were Messrs. Salamone, Morgan, Dziewisz, Riker, and Joseph Buckler. For 2022, our Non-PEO NEOs were Messrs. Salamone, Morgan and Dziewisz.

(2)
See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for 2025 and, for detail on the Summary Compensation Table total compensation for our CEO for each other year covered in the table see the Summary Compensation Table as disclosed in our Proxy Statement filed with the Securities and Exchange Commission in the year following the applicable year. The average Summary Compensation Table total compensation for the Non-PEO NEOs for 2025 was calculated from the Summary Compensation Table above. The average Summary Compensation Table total compensation for the Non-PEO NEOs for each of the prior years was calculated from the Summary Compensation Table as disclosed in our Proxy Statement filed with the Securities and Exchange Commission in the year following the applicable year.

(3)
For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs (including, for purposes of this table, former named executive officers who are included in the Non-PEO NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each NEO:

•
Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year,

•
Plus the year-end value of B&W option and stock awards granted in the applicable year which were outstanding and unvested at the end of the applicable year,

•
Plus/(less) the change in value as of the end of the applicable year as compared to the value at the end of the prior year for B&W option and stock awards which were granted in prior years and were outstanding and unvested at the end of the applicable year,

•
Plus the vesting date value of B&W option and stock awards which were granted and vested during the same applicable year,

•
Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior year for B&W option and stock awards which were granted in prior years and vested in the applicable year,

•
Less, as to any B&W option and stock awards which were granted in prior years and were forfeited during the applicable year, the value of such awards as of the end of the prior year,

•
Plus the dollar value of any dividends or other earnings paid during the applicable year on outstanding and unvested B&W stock awards (no dividends or dividend equivalents were paid with respect to outstanding and unvested B&W options or stock awards during the applicable years),

•
Plus, as to a B&W option or stock award that was materially modified during the applicable year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the B&W option or stock awards held by the NEOs were materially modified during the years covered by the table),

•
For an executive who had “change in pension value” income in the Summary Compensation Table for the applicable fiscal year, additional adjustments are required as follows.

•
Less any aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the applicable year.

•
Add, for all defined benefit and actuarial pension plans reported in the Summary Compensation Table, the aggregate of: (i) service cost, calculated as the actuarial present value of the NEO’s benefit under all such plans attributable to services rendered during the applicable fiscal year; and (ii) prior service cost, calculated as the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the applicable fiscal year that are attributed by the benefit formula to services rendered by the NEO in periods prior to the amendment.

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.
The table above reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2025 ($)	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	1,919,827	2,882,638	1,083,333	3,172,778	2,206,000
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(196,500)	(143,750)	—	(921,000)	(1,456,000)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	951,000	201,250	—	1,468,500	1,804,000
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	922,170	(1,500)	(1,256,835)	(650,003)	734,670
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(48,083)	62,334	(295,501)	(377,997)	1,476,830
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Aggregate Change in Actuarial Present Value of Pension Benefits	—	—	—	—	—
Pension Benefit Service Cost for the Applicable Year	—	—	—	—	—
Compensation Actually Paid	3,548,414	3,000,972	(469,003)	2,692,278	4,765,500

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that year.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2025 ($)	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	1,014,458	788,225	629,026	1,956,613	1,151,583
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(182,025)	(149,100)	(59,890)	(610,163)	(704,917)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	798,840	136,850	14,311	856,388	826,833
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	532,677	(94,892)	(609,710)	(285,730)	642,833
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	73,950	56,875	—	121,738	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(28,100)	51,673	(51,364)	(75,394)	1,191,866
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Aggregate Change in Actuarial Present Value of Pension Benefits	—	—	—	—	—
Pension Benefit Service Cost for the Applicable Year	—	—	—	—	—
Compensation Actually Paid	2,209,800	789,631	(77,627)	1,963,452	3,108,198

(4)
B&W TSR represents cumulative total shareholder return on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group TSR represents cumulative total shareholder return on a fixed investment of $100 in the “TSR Peer Group” identified below for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The “TSR Peer Group” consists of the following publicly traded companies: AMETEK Inc., CECO Environmental Corp., Chart Industries Inc., Crane Co., Curtiss- Wright Corp., Dycom Industries Inc., Enerpac Tool Group Corp., Enviri Corporation, Flowserve Corp., Idex Corp., MasTec Inc., Primoris Services Corp., SPX Technologies, Inc. and Tetra Tech, Inc., with the returns of such companies weighted according to the respective issuers’ stock market capitalization at the beginning of the period for which a return is indicated. The following charts illustrate (a) the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the fiscal years covered in the Pay Versus Performance Table against the Company’s total shareholder return over that period of time, and (b) the Company’s total shareholder return and the total shareholder return for the TSR Peer Group over that period of time (with total shareholder returns calculated as described above).

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
-1,000,000
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Cumulative TSR
(value of initial $100 investment)
$247.46
$158.30
$40.05
$44.99
$178.63
2021
2022
2023
2024
2025
PEO
Average for Non-PEO NEOs
TSR

Company TSR vs. Peer Group TSR
Cumulative TSR
(value of initial $100 investment)
$300
$250
$200
$150
$100
$50
$-
2021
2022
2023
2024
2025
$247
$158
$40
$45
$179
$121
$128
$163
$222
$283
Company Cumulative TSR
Peer Group TSR

(5)
This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the fiscal years covered in the Pay Versus Performance Table against the Company’s net income for each of those years.

Compensation Actually Paid vs. Net Income
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
-1,000,000
Compensation Actually Paid
$40.0
$20.0
$-
$(20.0)
$(40.0)
$(60.0)
$(80.0)
$(100.0)
Net Income (millions)
$32.0
$(14.2)
$(75.8)
$(72.9)
$(32.8)
2021
2022
2023
2024
2025
PEO
Average for Non-PEO NEOs
Net Income (millions)

(6)
This column shows the Company’s Adjusted EBITDA for each fiscal year covered by the table. See Appendix A for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures for 2025 and 2024. See the corresponding appendix of our prior Proxy Statements for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures for earlier years. We consider Adjusted EBITDA to be a key metric in our executive compensation program, used in determining our NEOs’ long-term cash incentive awards for 2025 and in our 2024 AIP. See the “Compensation Discussion and Analysis” section of this proxy statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the fiscal years covered in the Pay Versus Performance table against the Adjusted EBITDA for each of those years.

Compensation Actually Paid vs. Adjusted EBITDA
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
-1,000,000
Compensation Actually Paid
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
Adjusted EBITDA (millions)
$70.60
$72.40
$79.10
$68.90
$43.70
2021
2022
2023
2024
2025
PEO
Average for Non-PEO NEOs
Adjusted EBITDA

Following is an unranked list of the two financial performance measures we considered in linking the compensation actually paid to our NEOs for 2025 with the Company’s performance.
•
Adjusted EBITDA (used to determine 2025 long-term cash incentive awards and in our 2025 AIP)

•
B&W Stock Price (used to determine vesting in our PSUs awarded in 2022, and the value of all of our equity awards is dependent on our stock price)

STOCKHOLDERS’ PROPOSALS
Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders (the “Annual Meeting”) must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December 11, 2026. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
In addition, any stockholder who intends to submit a proposal for consideration at our 2027 annual meeting of stockholders, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our Bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 20, 2027 and no later than February 19, 2027 and (2) satisfy specified requirements set forth in our Bylaws. A copy of the pertinent bylaw provisions can be found on our website at www.babcock.com at “About B&W — Corporate — Investors — Corporate Governance —  Governance Documents.”
Further, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees at our 2027 Annual Meeting must provide written notice setting forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2027. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2026.
The Proxy Statement and 2025 Annual Report are available on the Internet at www.proxyvote.com.
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:
•
The date, time and location of the Annual Meeting;

•
A list of the matters intended to be acted on and our recommendations regarding those matters;

•
Any control/identification numbers that you need to access your proxy card; and

•
Information about attending the Annual Meeting.

GENERAL INFORMATION
The Board has made these materials available to you over the Internet in connection with the Annual Meeting, which will take place on May 20, 2026. Our proxy materials were posted at http://www.proxyvote.com on April 10, 2026.
We have sent and provided access to the materials to you because the Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D. F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $17,500.00. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.
VOTING INFORMATION
Record Date and Who May Vote
The Board selected March 23, 2026 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the NYSE, none of the proposals presented at the Annual Meeting are considered “routine” matters except for the ratification of the appointment of the independent auditor (Proposal 5). That means that for those proposals that are considered “non- routine” matters, brokers may not vote your shares if you have not given your broker specific instructions as to how to vote, and your shares will not be represented in those matters. Brokers may only vote your shares for the ratification of the appointment of the independent auditor (Proposal 5). Please be sure to give specific voting instructions to your broker.
On the record date, 135,741,811 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
Most stockholders can vote by proxy in three ways:
•
by Internet at www.proxyvote.com;

•
by telephone; or

•
by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or virtually at the Annual Meeting. You may give us your proxy by following the instructions included in the enclosed proxy card.
By giving us your proxy, you will be directing us how to vote your shares at the Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.
If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote your shares virtually at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.
You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.
Householding
With respect to eligible stockholders who share a single address and did not receive a Notice of Internet Availability of Proxy Materials, we are sending only one Proxy Statement and Annual Report to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Proxy Statement or Annual Report in the future, he or she may contact Babcock & Wilcox Enterprises, 1200 East Market Street, Suite 650, Akron, Ohio 44305, Attn: Investor Relations, or call (704) 625-4944. Eligible stockholders of record receiving multiple copies of our Proxy Statement and the Annual Report can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.
We hereby undertake to deliver promptly, upon written or oral request, a copy of this Proxy Statement or Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.
How to Change Your Vote or Revoke Your Proxy
For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 1200 East Market Street, Suite 650, Akron, Ohio 44305, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting virtually at the Annual Meeting. Unless you attend the meeting and vote your shares, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.
For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting virtually at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.
How to Participate in the Annual Meeting
This year’s Annual Meeting will be held exclusively via live webcast enabling stockholders from around the world to participate, submit questions in writing and vote. Stockholders of record as of the close of business on March 23, 2026, are entitled to participate in and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/BW2026. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time. Please allow ample time for the online check-in procedures.
The online format for the Annual Meeting also allows us to communicate more effectively with you via www.virtualshareholdermeeting.com/BW2026.
How to Locate Your 16-Digit Control Number Prior to the Day of the Annual Meeting
Prior to the day of the Annual Meeting, if you need assistance with your 16-digit control number and you hold your shares in your own name, please email investors@babcock.com. If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.
Quorum
The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals Presented for Vote
We are asking you to vote on the following:
•
Proposal 1: Approve amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2028 annual meeting of stockholders;

•
Proposal 2: If Proposal 1 is approved, elect Alan B. Howe and Rebecca L. Stahl as Class I directors of the Company to serve a term of two years;

•
Proposal 3: If Proposal 1 is not approved, elect Alan B. Howe and Rebecca L. Stahl as Class II directors of the Company to serve a term of three years;

•
Proposal 4: Approve amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to the Certificate of Incorporation and Bylaws;

•
Proposal 5: Ratify our Audit and Finance Committee’s appointment of BDO USA. P.C. as our independent registered public accounting firm for the year ending December 31, 2026;

•
Proposal 6: Approve, on a non-binding advisory basis, the compensation of our named executive officers; and

•
Proposal 7: Approve an amendment and restatement of the Company’s 2021 Long-Term Incentive Plan.

Vote Required
For Proposal 1, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 1.
For Proposal 2, you may vote “FOR” both director nominees or withhold your vote for any one or both of the director nominees. Subject to our majority voting requirements described herein, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Withheld and broker non-votes will not be counted as votes cast. As a result, withheld votes and broker non-votes will have no effect on the election of directors.
For Proposal 3, you may vote “FOR” both director nominees or withhold your vote for any one or both director nominees. Subject to our majority voting requirements described herein, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Withheld and broker non-votes will not be counted as votes cast. As a result, withheld votes and broker non-votes will have no effect on the election of directors.
For Proposal 4, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 4.
For Proposal 5, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will not be considered as votes cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 5.
For Proposal 6, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Accordingly, abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 6. As a result, abstentions will have the effect of a vote against this proposal. Broker non-votes will not be considered as entitled to vote on Proposal 6, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 6.
For Proposal 7, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. Accordingly, abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 7. As a result, abstentions will have the effect of a vote against this proposal. Broker non-votes will not be considered as entitled to vote on Proposal 7, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 7.
How Votes are Counted
For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2028 annual meeting of stockholders; (2) if Proposal 1 is approved, “FOR” the election of the Board’s nominees as Class I directors for a term of two years; (3) if Proposal 1 is not approved, “FOR” the election of the Board’s nominees as Class II directors for a term of three years; “(4) FOR” the approval of amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws; (5) “FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm; (6) “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting; and (7) “FOR” the approval of an amendment to the Company’s Long-Term Incentive Plan. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable NYSE rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm.
Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.
We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.
Notice of Internet Availability of Proxy Materials
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis.

Confidential Voting
All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:
•
to meet any legal requirements;

•
in limited circumstances such as a proxy contest in opposition to the Board;

•
to permit independent inspectors of election to tabulate and certify your vote; or

•
to adequately respond to your written comments on your proxy card.

By Order of the Board of Directors,
John J. Dziewisz
Executive Vice President,
General Counsel &
Corporate Secretary
Dated: April 10, 2026

APPENDIX A
Non-GAAP Financial Measures
Babcock and Wilcox Enterprises, Inc. (the “Company”) has supplemented net income/(loss) information determined in accordance with GAAP by providing adjusted EBITDA as supplemental non-GAAP measures in this proxy statement to assist with evaluating performance. Disclosures of adjusted EBITDA presented herein should not be considered in isolation of, as a substitute for, or superior to, financial information prepared in accordance with GAAP, and such measures may not be comparable to those reported by other companies. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of adjusted EBITDA provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. Management uses adjusted EBITDA as a financial performance measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management also uses adjusted EBITDA, together with other metrics, to set goals for and measure the performance of the business as a whole and segments of the business and to determine incentive compensation, as more fully described in “Compensation Discussion and Analysis-Key 2025 Compensation Decisions-Annual Cash Incentives.” Adjusted EBITDA does not purport to be an alternative to cash flows from operating activities as a measure of liquidity and is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as tax payments, interest payments and debt service requirements. Further, Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance. This measure, or measures similar to it, are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry.
Adjusted EBITDA on a consolidated basis is a non-GAAP metric that is utilized by the Company’s chief operating decision maker to review the results of operations and make strategic decisions about the business. Adjusted EBITDA is calculated as earnings before interest expense, income tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs and costs related to financial consulting. When viewed in conjunction with GAAP results and the accompanying reconciliation to the Consolidated Financial Statements, the Company believes that its presentation of Adjusted EBITDA provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone.

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Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA
(In millions)
	Year ended December 31,
	2025	2024
Loss from continuing operations	$(32.8)	$(104.3)
Interest expense, net	36.0	45.5
Income tax expense	8.3	12.8
Depreciation & amortization	9.7	10.1
EBITDA	21.2	(35.9)
Benefit plans, net	9.8	31.2
Loss (gain) on asset disposals, net	1.2	(0.4)
Impairment of long-lived assets	1.0	3.7
Stock compensation	2.6	4.5
Restructuring activities	0.7	1.3
Settlement and related legal costs	0.1	4.0
Gain (loss) on debt extinguishment	(1.8)	7.3
Foreign exchange	(0.1)	(0.2)
Financial advisory services	8.0	1.9
Other — net	1.2	3.7
Adjusted EBITDA	$43.7	$21.2

(1)
Reflects adjustments to exclude discontinued operations on a retrospective basis as compared to the same period included in the 2025 Proxy Statement.

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APPENDIX B
*If Proposal 1 is approved, Article FIFTH of the Company’s Certificate of Incorporation will be amended as set forth in this Appendix B. If Proposal 4 is also approved, Article FIFTH of the Company’s Certificate of Incorporation will be further amended as set forth in Appendix C.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election~~, Classification~~ and Terms of Directors. The number of directors ~~which will constitute the whole~~ of the Company will be determined solely by resolution of the Board of Directors ~~shall be fixed from time to time exclusively by,~~ and may be increased or decreased from time to time exclusively by, the affirmative vote of ~~at least~~ a majority of the directors then in office (subject to such rights of holders of a class or series of shares of Preferred Stock to elect one or more directors pursuant to a Directors’ Resolution with respect to such series)~~, but in any event will not be less than three. The directors, other than those who may be elected by~~. Subject to such rights of the holders of ~~any~~ a class or series of Preferred Stock:
~~, will be~~ (i) Prior to the election of directors at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the Board Directors was divided into three classes~~:~~ , Class I, Class II and Class III ~~. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that~~, with the directors ~~first designated as~~in Class II ~~directors will serve for~~having a term expiring at the ~~annual meeting~~2026 annual meeting of stockholders (the “2026 Annual Meeting”)~~of stockholders following the end of the calendar year 2015~~, the directors ~~first designated as~~in Class III ~~directors will serve for~~having a term expiring at the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) ~~next following the end of the calendar year 2016,~~ and the directors ~~first designated as~~in Class I~~II directors will serve for~~ having a term expiring at the ~~annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.~~ 2028 annual meeting of stockholders (the “2028 Annual Meeting”).
(ii)
Following the election of directors at the 2026 Annual Meeting, the Board of Directors will be divided into two classes, Class I and Class II, with the directors in Class I having a term expiring at the 2028 Annual Meeting and the directors in Class II having a term expiring at the 2027 Annual Meeting. The directors in Class I will be the directors elected to the Board of Directors at the 2026 Annual Meeting and the directors who, immediately prior to the 2026 Annual Meeting, were in Class I and had terms expiring at the 2028 Annual Meeting; the directors in Class II will be the directors who, immediately prior to the 2026 Annual Meeting, were in Class III and had terms expiring at the 2027 Annual Meeting.

(iii)
Commencing with the election of directors at the 2027 Annual Meeting, the directors in Class II will be up for election for a one-year term ending at the 2028 Annual Meeting and, commencing with the election of directors at the 2028 Annual Meeting, the Board of Directors will no longer have classified terms and all directors will be elected for a term expiring at the following annual meeting of stockholders, or if earlier, their death or resignation and may be removed with or without cause as provided in the DGCL.

At each annual election prior to the 2028 Annual Meeting, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors ~~shall have~~has designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
Prior to the 2027 Annual Meeting, (i) in ~~In~~ the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a

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member until the expiration of his or her current term, or his or her prior death, resignation or removal ~~. The~~, and (ii) the Board of Directors will specify the class to which a newly created directorship will be allocated.
~~Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.~~
~~Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.~~
(~~d~~c) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(~~e~~d) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least a majority of the directors then in office. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(~~f~~e) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.

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APPENDIX C
*If Proposal 4 is approved, Article FIFTH of the Company’s Certificate of Incorporation will be amended as set forth in this Appendix C. If Proposal 1 is also approved, Article FIFTH of the Company’s Certificate of Incorporation will be further amended as set forth in Appendix B.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election, Classification and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the directors then in office (subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series), but in any event will not be less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be divided into three classes: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2015, the directors first designated as Class II directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2016, and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
At each annual election, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board of Directors will specify the class to which a newly created directorship will be allocated.
Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of

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arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.
(d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(e) Amendment of Bylaws. The Board of Directors ~~shall~~will have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors ~~shall~~will require the approval of ~~at least~~ a majority of the directors then in office. The stockholders ~~shall~~will also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~eighty percent (80%)~~a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, ~~shall~~will be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(f) ~~Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.~~

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APPENDIX D
BABCOCK & WILCOX ENTERPRISES, INC.
2021 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of March 12, 2026)
Babcock & Wilcox Enterprises, Inc., a Delaware corporation, sets forth herein the terms of its 2021 Long-Term Incentive Plan (Amended and Restated as of March 12, 2026), as follows:
1.   PURPOSE
The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly qualified employees, officers, Non-Employee Directors, and Consultants, and to motivate such employees, officers, Non-Employee Directors, and Consultants to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-based Awards. Any of these Awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Options may be Non-qualified Stock Options or Incentive Stock Options. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Predecessor Plan.
2.   DEFINITIONS
For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
2.1.   “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
2.2.   “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-based Award under the Plan.
2.3.   “Award Agreement” means a written agreement between the Company and a Participant, or notice from the Company or an Affiliate to a Participant, that evidences and sets out the terms and conditions of an Award.
2.4.   “Board” means the Board of Directors of the Company.
2.5.   “Change in Control” shall have the meaning set forth in Section 15.3.2.
2.6.   “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
2.7.   “Committee” means the Compensation Committee, any successor committee or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.
2.8.   “Common Stock,” “Stock” or “Share” means a share of common stock of the Company, par value $0.01 per share.
2.9.   “Company” means Babcock & Wilcox Enterprises, Inc., a Delaware corporation, or any successor corporation.

2.10.   “Consultant” means a natural person (qualifying as an “employee” for purposes of Form S-8) who is neither an employee nor a Non-Employee Director and who performs services for the Company or an Affiliate pursuant to a contract, provided that those services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
2.11.   “Original Effective Date” means May 20, 2021, the date the Plan was originally approved by the Company’s shareholders.
2.12.   “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
2.13.   “Fair Market Value” of a share of Common Stock as of a particular date means (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion.
2.14.   “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent (50%) of the voting interests.
2.15.   “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board in the Award Agreement.
2.16.   “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
2.17.   “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary.
2.18.   “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
2.19.   “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
2.20.   “Option Price” means the exercise price for each share of Stock subject to an Option.
2.21.   “Other Stock-based Awards” means Awards consisting of Stock units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.
2.22.   “Participant” means a person who receives or holds an Award under the Plan.
2.23.   “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee.
2.24.   “Plan” means this Babcock & Wilcox Enterprises, Inc. 2021 Long-Term Incentive Plan (Amended and Restated as of March 12, 2026), as amended from time to time.
2.25.   “Predecessor Plan” means the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan (Amended and Restated as of June 16, 2020).

2.26.   “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.
2.27.   “Restricted Period” shall have the meaning set forth in Section 10.1.
2.28.   “Restricted Stock” means shares of Stock, awarded to a Participant pursuant to Section 10 hereof.
2.29.   “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Participant pursuant to Section 10 hereof.
2.30.   “SAR Exercise Price” means the per share exercise price of a SAR granted to a Participant under Section 9 hereof.
2.31.   “SEC” means the United States Securities and Exchange Commission.
2.32.   “Section 409A” means Section 409A of the Code.
2.33.   “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
2.34.   “Separation from Service” means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.
2.35.   “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company or an Affiliate.
2.36.   “Service Provider” means an employee, officer, Non-Employee Director, or Consultant of the Company or an Affiliate.
2.37.   “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 hereof.
2.38.   “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
2.39.   “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.
2.40.   “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
2.41.   “Termination Date” means March 12, 2036, the date that is ten (10) years after the date the Board approved this amendment and restatement, unless the Plan is earlier terminated by the Board under Section 5.2 hereof.
3.   ADMINISTRATION OF THE PLAN
3.1.   General.
The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:
(i)   designate Participants;
(ii)   determine the type or types of Awards to be made to a Participant;
(iii)   determine the number of shares of Stock to be subject to an Award;
(iv)   establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(v)   prescribe the form of each Award Agreement; and
(vi)   amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.
To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Participants who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.
3.2.   No Repricing; No Reload Grants.
Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Notwithstanding any provision herein to the contrary, the Company shall not grant Options or SARs that include a “reload” feature.
3.3.   Clawbacks.
Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment or service with the Company or its Subsidiaries, or within a specified period after termination of such employment or service, shall engage in any detrimental activity (as described in the applicable Award Agreement or such clawback policy). In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, including as may be required by the Company’s Dodd-Frank Clawback Policy established effective as of October 2, 2023, as the same may be amended from time to time.
3.4.   Deferral Arrangement.
The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.
3.5.   No Liability.
To the maximum extent permitted by applicable law, no member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or Award Agreement.
3.6.   Book Entry.
Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.
4.   STOCK SUBJECT TO THE PLAN
4.1.   Authorized Number of Shares.
Subject to adjustment under Section 15, the total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed the sum of: (A) 1,250,000 shares, plus (B) effective upon approval of the Company’s stockholders at the 2022 annual meeting of stockholders, 4,000,000 shares, plus (C) effective upon approval of the Company’s stockholders at the 2026 annual meeting of stockholders, 5,000,000 shares. In addition, shares of Common Stock underlying any outstanding award granted under the Predecessor Plan that, following the Original Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of such shares (including for outstanding performance share awards to the extent they are earned at less than maximum) shall be available for the grant of new Awards under this Plan. As provided in Section 1, no new awards shall be granted under the Predecessor Plan following the Original Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.
4.2.   Share Counting.
4.2.1.   General.
Each share of Common Stock granted in connection with an Award shall be counted as one share against the limit in Section 4.1, subject to the provisions of this Section 4.2.
4.2.2.   Cash-Settled Awards.
Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.
4.2.3.   Expired or Terminated Awards.
If any Award under the Plan expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.
4.2.4.   Payment of Option Price or Tax Withholding in Shares.
If shares of Common Stock issuable upon exercise, vesting or settlement of an Award, or shares of Common Stock owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable

Award Agreement, such surrendered or tendered shares of Common Stock shall again be available for the grant of Awards under the Plan. For a share-settled SAR, only the net shares actually issued upon exercise of the SAR shall be counted against the limit in Section 4.1.
4.2.5.   Substitute Awards.
In the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan.
4.3.   Award Limits.
4.3.1.   Incentive Stock Options.
Subject to adjustment under Section 15, 10,250,000 shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.
4.3.2.   Non-Employee Director Compensation.
No Awards may be granted under the Plan during any one calendar year to a Participant who is a Non-Employee Director that exceed, together with any cash compensation received for such service during the applicable year (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Grant Date in the case of Awards other than Options and SARs, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs): (i) for any Non-Employee Director not serving as Chairman of the Board, $500,000; and (ii) for any Non-Employee Director serving as Chairman of the Board, $750,000. The Board may make exceptions to this limit in extraordinary circumstances for individual Non-Employee Directors, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation. In addition, for clarity, the limit in this Section 4.3.2 shall not apply to, and shall be determined excluding, (i) any award granted to an individual who, on the date of grant of the award, is an officer or employee of the Company or an Affiliate, (ii) any award granted for consulting services and (iii) any incremental fair value resulting from an award modification.
5.   EFFECTIVE DATE, DURATION AND AMENDMENTS
5.1.   Term.
The Plan as originally adopted became effective on the Original Effective Date when it was approved by the Company’s shareholders. This amendment and restatement of the Plan shall become effective on the date that it is approved by the Company’s shareholders. The Plan shall terminate automatically on the Termination Date (including any earlier date as provided in Section 5.2).
5.2.   Amendment and Termination of the Plan.
The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s shareholders to the extent stated by the Board, required by applicable law, or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s shareholders. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Participant, materially impair rights or obligations under any Award theretofore awarded.
6.   AWARD ELIGIBILITY AND LIMITATIONS
6.1.   Service Providers.
Subject to this Section 6.1, Awards may be made to any Service Provider as the Board shall determine and designate from time to time in its discretion, provided that Incentive Stock Options may be granted only to employees of the Company or any Subsidiary.

6.2.   Successive Awards.
An eligible person may receive more than one Award, subject to such restrictions as are provided herein.
6.3.   Stand-Alone, Additional, Tandem, and Substitute Awards.
Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).
7.   AWARD AGREEMENT
Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine, not inconsistent with the terms of the Plan. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such Options shall be deemed Non-qualified Stock Options.
8.   TERMS AND CONDITIONS OF OPTIONS
8.1.   Option Price.
The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Participant is a Ten Percent Shareholder as of the Grant Date, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.
8.2.   Vesting.
Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Board and stated in the Award Agreement.
8.3.   Term.
Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.
8.4.   Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the shareholders of the Company as provided herein, or (ii) after the occurrence of an event which results in termination of the Option.

8.5.   Method of Exercise.
An Option that is exercisable may be exercised by the Participant’s delivery of a notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.
8.6.   Rights of Holders of Options.
Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof or the related Award Agreement, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of such issuance.
8.7.   Delivery of Stock Certificates.
Promptly after the exercise of an Option by a Participant and the payment in full of the Option Price, such Participant shall be entitled to the issuance of a stock certificate or certificates evidencing the Participant’s ownership of the shares of Stock subject to the Option.
8.8.   Limitations on Incentive Stock Options.
An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of the Company or any Subsidiary of the Company, (ii) to the extent specifically provided in the related Award Agreement, and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.
9.   TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
9.1.   Right to Payment.
A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a share of Stock on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR to the extent required by Section 409A.
9.2.   Other Terms.
The Board shall determine at the Grant Date the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.
9.3.   Term of SARs.
The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

9.4.   Payment of SAR Amount.
Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Board) in an amount determined by multiplying:
(i)
the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by

(ii)
the number of shares of Stock with respect to which the SAR is exercised.

10.   TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS
10.1.   Restrictions.
At the time of grant, the Board may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12.1 and 12.2. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.
10.2.   Restricted Stock Certificates.
The Company shall issue Stock, in the name of each Participant to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Participant, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Participant; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.
10.3.   Rights of Holders of Restricted Stock.
Unless the Board otherwise provides in an Award Agreement and subject to Section 17.12, holders of Restricted Stock shall have rights as shareholders of the Company, including voting and dividend rights.
10.4.   Rights of Holders of Restricted Stock Units.
10.4.1.   Settlement of Restricted Stock Units.
Restricted Stock Units may be settled in cash or Stock, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.
10.4.2.   Voting and Dividend Rights.
Unless otherwise stated in the applicable Award Agreement and subject to Section 17.12, holders of Restricted Stock Units shall not have rights as shareholders of the Company, including no voting or dividend or dividend equivalents rights.
10.4.3.   Creditor’s Rights.
A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.   Purchase of Restricted Stock.
Unless otherwise specified in the Award Agreement, past Services provided by the Participant shall be considered adequate consideration for the Restricted Stock awarded to the Participant or Stock issued in settlement of Restricted Stock Units awarded to the Participant. Notwithstanding the foregoing, if specified in the Award Agreement, the Company may require a Participant to purchase Restricted Stock or shares of Stock issued in settlement of Restricted Stock Units at a Purchase Price specified in the Award Agreement. Any such Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Board, in consideration for future Services to be rendered.
10.6.   Delivery of Stock.
Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate or certificates evidencing the Participant’s ownership of the shares of Stock shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be.
11.   FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK
11.1.   General Rule.
Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.
11.2.   Surrender of Stock.
To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.
11.3.   Cashless Exercise.
With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.
11.4.   Other Forms of Payment.
To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations, and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Participant.
12.   TERMS AND CONDITIONS OF PERFORMANCE AWARDS
12.1.   Performance Conditions.
The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Such Awards are referred to as “Performance Awards.”

12.2.   Performance Goals Generally.
The performance goals for Performance Awards shall consist of one or more business or other criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries, or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). The Committee may determine the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
12.3.   Business Criteria.
For purposes of Performance Awards, the Committee may select any business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), including any of the following: (i) total sales, (ii) sales growth (with or excluding acquisitions), (iii) revenue-based measures for particular products, product lines, or product groups, (iv) income, (v) earnings per share of Common Stock, (vi) earnings before interest and taxes, (vii) earnings before interest, taxes, depreciation, and amortization, (viii) free cash flow, (ix) return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax), (x) cash flow return on investment, (xi) total shareholder return, (xii) Stock price increases, (xiii) total business return, (xiv) economic value added or similar “after cost of capital” measures, (xv) return on sales or margin rate, in total or for a particular product, product line, or product group, (xvi) working capital (or any of its components or related metrics), (xvii) working capital improvement, (xviii) market share, (xix) measures of customer satisfaction (including survey results or other measures of satisfaction), (xx) safety (determined by reference to recordable or lost time rates, first aids, near misses, or a combination of two or more such measures or other measures), (xxi) measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery, and efficiency ratio, and (xxii) strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions, or organization restructuring; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).
13.   OTHER STOCK-BASED AWARDS
13.1.   Grant of Other Stock-based Awards.
Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Committee determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.
13.2.   Terms of Other Stock-based Awards.
Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

14.   REQUIREMENTS OF LAW
14.1.   General.
The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
14.2.   Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.
15.   EFFECT OF CHANGES IN CAPITALIZATION
15.1.   Changes in Stock.
In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company), such as any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee or the Board, in order to prevent dilution or enlargement of participants’ rights under the Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the purchase price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding Awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.
15.2.   Effect of Certain Transactions.
If the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding Awards shall be subject to the agreement governing the transaction. Such agreement may provide, without limitation, for the continuation of outstanding awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such outstanding awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.
15.3.   Change in Control
15.3.1.   Consequences of a Change in Control
The treatment of outstanding Awards upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, shall be determined in the sole discretion of the Board in accordance with the terms of this Plan and shall be described in the Award Agreements and need not be uniform among all Participants or Awards granted pursuant to this Plan.
15.3.2.   Change in Control Defined
Except as may otherwise be defined in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
(i)
30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(ii)
Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(iii)
Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(iv)
Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of this definition of “Change in Control”:
(1) “Person” means an individual, entity or group;
(2) “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
(3) “beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;
(4) “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;
(5) “Incumbent Director” means a director of the Company (x) who was a director of the Company on the Original Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;
(6) “Business Combination” means: (x) a merger or consolidation involving the Company or its stock; or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.
(7) “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and
(8) “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (I) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (II) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.
15.4.   Adjustments
Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.
16.   NO LIMITATIONS ON COMPANY
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.   TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN
17.1.   Disclaimer of Rights.
No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.
17.2.   Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.
17.3.   Withholding Taxes.
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR, or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Participant may elect to satisfy such obligations, or the Company may require such obligations (up to maximum statutory rates) to be satisfied, in whole or in part, (i) by causing the Company or the Affiliate to withhold the number of shares of Stock otherwise issuable to the Participant as may be necessary to satisfy such withholding obligation, or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Participant. The shares of Stock so delivered or withheld shall have an aggregate fair market value equal to such withholding obligations (up to maximum statutory rates). The fair market value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
17.4.   Captions.
The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.
17.5.   Other Provisions.
Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion. In the event of any conflict between the terms of an employment agreement and the Plan, the terms of the employment agreement govern.
17.6.   Number and Gender.
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7.   Severability.
If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
17.8.   Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable federal law.
17.9.   Section 409A.
The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s Separation from Service shall instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
17.10.   Separation from Service.
The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Participant, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.
17.11.   Transferability of Awards.
17.11.1.   Transfers in General.
Except as provided in Section 17.11.2, no Award shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan.
17.11.2.   Family Transfers.
If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.11.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 17.11.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Participant in accordance with this Section 17.11.2 or by will or the laws of descent and distribution.
17.12.   Dividends and Dividend Equivalent Rights.
If specified in the Award Agreement, the recipient of an Award (other than Options or SARs) may be entitled to receive dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Participant may be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to shareholders, as determined in the sole discretion of the Committee. Notwithstanding any provision herein to the contrary, in no event will dividends or dividend equivalents vest or otherwise be paid out prior to the time that the underlying Award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such Award does not vest (including both time-based and performance-based Awards).

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V87357-P48694 2a. Alan B. Howe 2b. Rebecca L. Stahl For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. If proposal 1 is approved, the election of the nominees listed as Class I directors for a term of two years: 1. Approval of amendment to Certificate of Incorporation to declassify Board of Directors and provide for annual elections of all directors beginning in 2028. The Board of Directors recommends a vote FOR proposal 1. The Board of Directors recommends that a vote FOR all nominees listed in proposals 2 and 3. BABCOCK & WILCOX ENTERPRISES, INC. Vote on Directors Vote on Proposal For Against Abstain 3. If proposal 1 is not approved, the election of the nominees listed as Class II directors for a term of three years: Nominees: Nominees: For Withhold For Withhold 3a. Alan B. Howe 3b. Rebecca L. Stahl The Board of Directors recommends you vote FOR proposals 4, 5, 6 and 7. Vote on Proposals 4. Approval of amendment to Certificate of Incorporation to remove provisions requiring affirmative vote of at least 80% of voting power for certain amendments to the Company's Certificate of Incorporation and Bylaws. 5. Ratification of Appointment of BDO USA, P.C. as Independent Registered Public Accounting Firm for the year ending December 31, 2026. 6. Approval, on a non-binding advisory basis, of executive compensation. 7. Approval of amendment to the Company's 2021 Long-Term Incentive Plan. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees, FOR proposals 1, 4, 5, 6 and 7. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign exactly as the name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTE w BABCOCK & WILCOX ENTERPRISES, INC. 1200 EAST MARKET STREET, SUITE 650 AKRON, OHIO 44305 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2026 (May 17, 2026 for participants in B&W's Thrift Plan). Have this proxy card in hand when accessing the web site and follow the instructions to obtain the records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BW2026 Attendance at the annual meeting is via the Internet and votes can be made during the meeting. Have the information that is printed in the box marked by the arrow below available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 p.m. Eastern Time on May 19, 2026 (May 17, 2026 for participants in B&W's Thrift Plan). Have this proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V87358-P48694 Babcock & Wilcox Enterprises, Inc. Annual Meeting of Stockholders May 20, 2026 at 10:30 a.m. www.virtualshareholdermeeting.com/BW2026 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. BABCOCK & WILCOX ENTERPRISES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 20, 2026 The undersigned stockholder(s) hereby appoint(s) Kenneth Young and Cameron Frymyer, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. ("B&W") that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m. Eastern Time on May 20, 2026, at www.virtualshareholdermeeting.com/BW2026, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. ATTENTION PARTICIPANTS IN B&W'S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the "Thrift Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company ("Vanguard"), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 17, 2026. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Please send any address changes and/or comments to: investors@babcock.com CONTINUED AND TO BE SIGNED ON REVERSE SIDE